UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(RULE 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
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☐	Soliciting Material Pursuant to §240.14a-12

Neose Technologies, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Neose Technologies, Inc.
102 Rock Road
Horsham, Pennsylvania 19044
                                        , 2007
Dear Stockholder:
     You are invited to attend the Annual Meeting of Stockholders of Neose Technologies, Inc. on May 4, 2007 at our offices at 102 Rock Road, Horsham, Pennsylvania. You will have the opportunity to ask questions and make comments. Enclosed with this letter are your Notice of Annual Meeting of Stockholders, Proxy Statement, proxy voting card, and 2006 Annual Report to Stockholders.
     At this year’s meeting, you will be asked to elect seven directors to serve a term of one year each, to ratify the appointment of KPMG LLP as our independent registered public accounting firm for fiscal 2007, to increase the number of shares issuable under our 2004 Equity Incentive Plan, and to increase the number of shares of Common Stock and Series A Junior Participating Preferred Shares authorized for issuance by us.
     I hope that you attend the meeting. Whether or not you plan to be with us, please sign, date, and return your proxy card promptly in the enclosed envelope or use the instructions included in the Proxy Statement to vote using the Internet.
Sincerely,
George J. Vergis
President and Chief Executive Officer

Neose Technologies, Inc.
102 Rock Road
Horsham, Pennsylvania 19044
Notice of Annual Meeting of Stockholders
to be held May 4, 2007
To the Stockholders of Neose Technologies, Inc.:
          The 2007 Annual Meeting of Stockholders will be held at our offices at 102 Rock Road, Horsham, Pennsylvania on May 4, 2007 at 9:00 a.m. During the Annual Meeting, stockholders will be asked to:
1.	Elect seven directors to serve for a term of one year or until the election and qualification of their successors;

2.	Ratify the appointment of our independent registered public accounting firm for fiscal 2007;

3.	Approve an amendment to our 2004 Equity Incentive Plan to increase the number of shares issuable under the plan by 1,000,000 (which represents 1.8% of the shares of Common Stock outstanding as of March 16, 2007);

4.	Approve an amendment of our certificate of incorporation to increase the number of shares of Common Stock authorized for issuance by us from 75,000,000 shares to 150,000,000 shares and to increase the number of shares of Series A Junior Participating Preferred Shares authorized for issuance by us from 300,000 shares to 1,500,000 shares; and

5.	Transact any other business properly brought before the Annual Meeting.
          The Board of Directors has fixed the close of business on Friday, March 16, 2007 as the record date for the Annual Meeting. Only stockholders of record on that date are entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement thereof.
          The enclosed proxy is solicited by our Board of Directors. We urge you to date, sign and return the enclosed proxy promptly in the reply envelope, or vote through the Internet using the instructions on your proxy card. You are cordially invited to attend the meeting in person. The return of the enclosed proxy will not affect your right to vote if you attend the meeting in person.
By order of our Board of Directors
Debra J. Poul
Secretary

Proxy Statement
This Proxy Statement and the accompanying proxy card are being mailed, beginning on or about                                                              , 2007, to owners of shares of Common Stock of Neose Technologies, Inc. (which may be referred to herein as we, us or the Company) in connection with the solicitation of proxies by our Board of Directors for our Annual Meeting of Stockholders (referred to herein as the Annual Meeting). This proxy procedure is necessary to permit all stockholders, many of whom are unable to attend the Annual Meeting, to vote. Our Board of Directors encourages you to read this document thoroughly and to take this opportunity to vote on the matters to be decided at the Annual Meeting.

About the Meeting: Questions and Answers
What am I voting on?
1.	The election of seven directors for a one-year term or until the election and qualification of their successors.

2.	The ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal 2007.

3.	An amendment to our 2004 Equity Incentive Plan to increase the number of shares issuable under the plan by 1,000,000 shares (which represents 1.8% of the shares of Common Stock outstanding as of March 16, 2007).

4.	An amendment of our certificate of incorporation to increase the number of shares of Common Stock authorized for issuance by us from 75,000,000 to 150,000,000 and to increase the number of shares of Series A Junior Participating Preferred Shares authorized for issuance by us from 300,000 to 1,500,000.

5.	Any other business that properly comes before the meeting for a vote.
Who is entitled to vote at the Annual Meeting, and how many votes do they have?
Common stockholders of record at the close of business on March 16, 2007 (the record date) may vote at the Annual Meeting. Each share has one vote. There were 54,387,843 shares of Common Stock outstanding on March 16, 2007. During the 10 days prior to the Annual Meeting, you may inspect a list of stockholders eligible to vote at the Annual Meeting. If you would like to inspect the list, please call Debra J. Poul, our Corporate Secretary, at (215) 315-9000 to arrange a visit to our offices.
How do I vote?
We encourage you to use the electronic means available to you to vote your shares. How you vote will depend on how you hold your shares of our Common Stock.
Stockholders of Record
If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, you are considered a stockholder of record with respect to those             shares, and these proxy materials are being sent directly to you. As a stockholder of record, you have the right to vote in person at the Annual Meeting or by proxy. There are two ways you can vote by proxy:
•	Vote by Internet — www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information. Have your proxy card in hand when you access the website. You will be prompted to enter your 12-digit Control Number, which is located below the voting instructions on your proxy card, to obtain your records and create an electronic proxy card for your voting instructions.
•	Vote by mail
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided, or return it to Neose Technologies, Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.
By either of the methods above, you will be designating George J. Vergis, our President and Chief Executive Officer, A. Brian Davis, our Senior Vice President and Chief Financial Officer, and Debra J. Poul, our Senior Vice President, General Counsel and Secretary, as your proxies. They may act together or individually on your behalf, and will have the authority to appoint a substitute to act as proxy.
Using either of the methods for submitting a proxy above will not affect your right to attend the Annual Meeting and vote in person.
Beneficial Owners
Most of our stockholders hold their shares in “street name” through a stockbroker, bank or other nominee, rather than directly in their own names. If you hold your shares in one of these ways, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by your stockbroker, bank or other nominee who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your stockbroker, bank or other nominee on how to vote your shares. If you hold your shares in street name, your stockbroker, bank or other nominee has enclosed a voting instruction form for you to use in directing the stockbroker, bank or other nominee in how to vote your shares.
Stockbrokers, banks or other nominees that are member firms of the New York Stock Exchange and who hold shares in street name for customers have the discretion to vote those shares with respect to certain matters if they have not received instructions from the beneficial owners. Stockbrokers, banks or other nominees will have this discretionary authority with respect to the election of directors and the ratification of the appointment of our independent registered public accounting firm; however, they will not have this discretionary authority with respect to the amendments of our 2004 Equity Incentive Plan or our certificate of incorporation. As a result, with respect to matters where stockbrokers, banks or other nominees do not have this discretionary authority, as is the case with the amendments of our 2004 Equity Incentive Plan and our certificate of incorporation, if the beneficial owners have not provided instructions with respect to such matters (commonly referred to as “broker non-votes”), those shares will be included in determining whether a quorum is present but will have the effect of a vote against matters such as the amendment of our certificate of incorporation, for which a majority of the outstanding shares entitled to vote is required for approval. In contrast, those shares, which again will be included in determining whether a quorum is present, will have no effect on a vote for matters such as the amendment of our 2004 Equity Incentive Plan, for which a majority of shares present in person or represented by proxy at the meeting and entitled to vote is required for approval.
What is a proxy?
A proxy is a person you appoint to vote on your behalf. By using any of the methods discussed above, you will be appointing George J. Vergis, our President and Chief Executive Officer, A. Brian Davis, our Senior Vice President and Chief Financial Officer, and Debra J. Poul, our Senior Vice President, General Counsel and Secretary, as your proxies. They may act together or individually on your behalf, and will have the authority to appoint a substitute to act as proxy. If you are unable to attend the Annual Meeting, please use the means available to you to vote by proxy so that your shares of Common Stock may be voted.
How will my proxy vote my shares?
Your proxy will vote according to your instructions. If you choose to vote by mail and complete and return the enclosed proxy card but do not indicate your vote, your proxy will vote “FOR” the election of the nominated slate of directors (see Proposal 1) and “FOR” Proposals 2, 3 and 4. We do not presently intend to bring any other matter for a vote at the Annual Meeting, and we do not know of anyone else who intends to do so. Your proxies are authorized to vote on your behalf, however, using their best judgment, on any other business that properly comes before the Annual Meeting.

How do I change my vote?
You may revoke your proxy at any time before your shares are voted at the Annual Meeting by:
•	Notifying our Corporate Secretary, Debra J. Poul, in writing at 102 Rock Road, Horsham, PA 19044, that you are revoking your proxy;

•	Submitting new voting instructions using any of the methods described above; or

•	Attending and voting by ballot at the Annual Meeting.
If your shares are held in “street name” by your stockbroker, bank or other nominee, you must submit new voting instructions to your stockbroker, bank or other nominee.
Who will count the votes?
An officer of Neose Technologies, Inc. will act as the inspector of election and count the votes.
What constitutes a quorum?
The holders of a majority of the 54,387,843 shares of Common Stock issued and outstanding as of the record date (or 27,193,922 shares), either present or represented by proxy, constitutes a quorum. A quorum is necessary in order to conduct the Annual Meeting. If you choose to have your shares represented by proxy at the Annual Meeting, you will be considered part of the quorum. If a quorum is not present at the Annual Meeting, the stockholders present in person or by proxy may adjourn the meeting to a date when a quorum is present. If an adjournment is for more than 30 days or a new record date is fixed for the adjourned meeting, we will provide notice of the adjourned meeting to each stockholder of record entitled to vote at the meeting.
What vote is required to approve each proposal?
Election of Directors. For Proposal 1, the election of directors, the nominees will be elected by a plurality of the votes of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting. This means that the seven nominees with the most votes for election will be elected. You may choose to vote, or withhold your vote, separately for each nominee. A properly executed proxy marked “WITHHOLD AUTHORITY” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for the purposes of determining whether there is a quorum.
Ratification of the Appointment of Independent Registered Public Accounting Firm. For Proposal 2, ratification of the appointment of our independent registered public accounting firm, the affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote on this proposal will be required for approval. A properly executed proxy marked “ABSTAIN” with respect to this proposal will not be voted, although it will be counted for purposes of determining the number of shares of Common Stock present in person or represented by proxy and entitled to vote. Accordingly, an abstention will have the effect of a negative vote.
Amendment to our 2004 Equity Incentive Plan. For Proposal 3, an amendment to our 2004 Equity Incentive Plan, the affirmative vote of the holders of a majority of the shares of Common Stock represented in person or by proxy and entitled to vote on this proposal will be required for approval. A properly executed proxy marked “ABSTAIN” with respect to this proposal will not be voted, although it will be counted for purposes of determining the number of shares of Common Stock represented in person or by proxy and entitled to vote. Accordingly, an abstention will have the effect of a negative vote. Broker non-votes will be included in determining whether a quorum is present for this proposal.

However, broker non-votes will not be considered entitled to vote for this proposal. Accordingly, broker non-votes will have no effect on the vote.
Amendment of our Certificate of Incorporation. For Proposal 4, an amendment of our certificate of incorporation to increase the number of shares of Common Stock authorized for issuance by us from 75,000,000 shares to 150,000,000, and to increase the number of Series A Junior Participating Preferred Shares authorized for issuance by us from 300,000 shares to 1,500,000 shares, the affirmative vote of the holders of a majority of the outstanding shares of Common Stock on the record date will be required for approval. Broker non-votes and properly executed proxies marked “ABSTAIN” with respect to this proposal will not be voted, although they will be included in determining whether a quorum is present for this proposal. Accordingly, broker non-votes and abstentions will have the effect of negative votes.
Other Proposals. Any other proposal that might properly come before the meeting will require the affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote on such proposal in order to be approved. On any such proposal, abstentions would be counted in the tabulation of the votes cast by stockholders as negative votes. Broker non-votes would not be counted in the tabulation of the votes cast on the proposal.
What percentage of our Common Stock is held by our directors and officers?
Our current directors and executive officers are entitled to vote 7,795,072 shares of the 54,387,843 shares of Common Stock outstanding on the record date, or approximately 14.3%. However, they are deemed to beneficially own approximately 21.4% of our Common Stock as of March 16, 2007 under applicable rules of the SEC. See the discussion under the heading “Stock Ownership of our Directors, Executive Officers, and 5% Beneficial Owners” on page 15 for more details.
Who is soliciting proxies, how are they being solicited, and who pays the cost?
We, on behalf of our Board of Directors, through our directors, officers, and employees, are soliciting proxies primarily by mail and the Internet. In addition, proxies may also be solicited in person, by telephone, or facsimile. The Company will pay the cost of soliciting proxies. We will also reimburse stockbrokers and other custodians, nominees, and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation material to the owners of our Common Stock.
When are stockholder proposals for next year’s Annual Meeting due?
To be included in the mailing of the Notice of Annual Meeting of Stockholders, Proxy Statement, and Proxy voting card for our 2008 Annual Meeting, proposed stockholder proposals must be received on or after December 6, 2007 and on or before January 5, 2008 by our Corporate Secretary, at 102 Rock Road, Horsham, PA 19044. You should submit any proposal by a method that permits you to prove the date of delivery to us. See the discussion under the heading “Requirements for Advance Notification of Nominations and Stockholder Proposals” beginning on page 48 for information regarding certain procedures provided by our By-Laws with respect to stockholder proposals and nominations of directors.
Who is our Independent Registered Public Accounting Firm, and will they be represented at the Annual Meeting?
KMPG LLP served as the independent registered public accounting firm auditing our financial statements as of and for the year ended December 31, 2006, and management’s assessment of our internal control over financial reporting and the effectiveness of our internal control over financial reporting as of December 31, 2006. KPMG LLP has been appointed to audit and report on our financial statements and our internal control over financial reporting for 2007. We expect that representatives of KPMG LLP will be present at the Annual Meeting. They will have an opportunity to make a statement, if they desire, and will be available to answer appropriate questions after the meeting.

Will the directors be in attendance at the meeting?
We currently expect all of our nominated directors to be in attendance at the Annual Meeting. We regularly schedule a Board of Directors meeting immediately following the annual meeting of stockholders to facilitate attendance at both meetings by our directors. All of the then current directors attended the 2006 Annual Meeting of Stockholders, except Mark H. Rachesky, M.D.
How may I obtain a copy of Neose’s Form 10-K or additional copies of this Proxy Statement?
You may request a copy of our Annual Report on Form 10-K for the year ended December 31, 2006 or this Proxy Statement, by writing to our Corporate Secretary at 102 Rock Road, Horsham, Pennsylvania, 19044 or via e-mail at info@neose.com.
Governance of the Company
          Our business, property and affairs are managed by, or under the direction of, our Board of Directors, in accordance with the General Corporation Law of the State of Delaware and our By-Laws. Members of our Board of Directors are kept informed of our business through discussions with the Chief Executive Officer and key members of management, by reviewing materials provided to them by management, and by participating in meetings of our Board of Directors and its Committees.
          On February 15, 2006, C. Boyd Clarke resigned as our Chairman and Chief Executive Officer, effective at our 2006 annual meeting of stockholders held on May 4, 2006. Mr. Clarke remains a director. On February 14, 2006, our Board of Directors met and, subject to and effective upon Mr. Clarke’s resignation, appointed George J. Vergis, Ph.D. to the position of Chief Executive Officer. At that time, our Board was expanded from nine directors to ten and Dr. Vergis was named a director. As a result of Mr. Clarke’s resignation, Dr. Vergis become our Chief Executive Officer, effective May 4, 2006, and became a member of our Board, effective February 15, 2006.
          On May 4, 2006, L. Patrick Gage, Ph.D. was elected non-executive Chairman of the Board of Directors to replace Mr. Clarke as Chairman.
          During 2006, our Board of Directors held nine meetings and the Committees held a total of 14 meetings. All of our Board members attended at least 75% of the meetings of the Board of Directors held during 2006, except for Mark H. Rachesky, M.D. All of our Board members attended at least 75% of the meetings of Committees of the Board on which they served during 2006.
          Our Board of Directors has provided two methods for stockholders to communicate with our Board. Stockholder communications may be sent to our Board by email to boardofdirectors@neose.com or by mail addressed to: Board of Directors, Neose Technologies, Inc., 102 Rock Road, Horsham, PA 19044.
          We continue to review our corporate governance policies and practices by comparing our policies and practices with those suggested by various groups or authorities active in evaluating or setting best practices for corporate governance of public companies. Based on this review, we have adopted, and will continue to adopt, changes that our Board of Directors believes are the best corporate governance policies and practices for us. We have adopted changes and will continue to adopt changes, as appropriate, to comply with the Sarbanes-Oxley Act of 2002 and subsequent rule changes made by the Securities and Exchange Commission (SEC) and The NASDAQ Stock Market LLC (NASDAQ).

Independence of Directors
          In December 2002, our Board of Directors adopted a set of Corporate Governance Principles, addressing, among other things, standards for evaluating the independence of our directors. The full text of these Principles can be found on our website at www.neose.com (under the section entitled “About Neose – Corporate Governance”).
          According to these Principles, no director is considered “independent” unless our Board has affirmatively determined that the director has no material relationship with us (either directly, or as a partner, stockholder or officer of an organization that has such a relationship with the Company). These Principles comply with the applicable rules of the SEC and NASDAQ. Pursuant to these Principles, our Board undertook its annual review of director independence in February 2007. After considering all relevant facts and circumstances, our Board affirmatively determined that all of the directors nominated for election at the Annual Meeting are independent under the standards set forth in the Corporate Governance Principles and applicable SEC and NASDAQ rules, with the exception of Mr. Clarke and Dr. Vergis.
Committees of our Board of Directors
          Our Board of Directors has four Committees: the Audit Committee, which was established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (Exchange Act), the Compensation Committee, the Corporate Governance Committee, and the Scientific Review Committee. Lowell E. Sears (Chairman), Brian H. Dovey and William F. Hamilton, Ph.D. are the current members of the Audit Committee. Douglas J. MacMaster, Jr. (Chairman), L. Patrick Gage, Ph.D., and H. Stewart Parker are the current members of the Compensation Committee. Dr. Hamilton (Chairman), Mr. MacMaster, Mr. Sears, and Elizabeth H. S. Wyatt are the current members of the Corporate Governance Committee. Dr. Gage (Chairman) and Ms. Wyatt are the current members of the Scientific Review Committee.
          Audit Committee
          The Audit Committee consists of three non-employee directors, all of whom are “independent” as defined in our Corporate Governance Principles and under the rules of the SEC and NASDAQ. In addition, our Board of Directors has determined that Mr. Sears, the Chairman of our Audit Committee, qualifies as an “audit committee financial expert” as defined in the rules of the SEC. The Audit Committee operates pursuant to a written charter, which can be viewed on our website at www.neose.com (under “About Neose – Corporate Governance”). The charter gives the Audit Committee the authority and responsibility for the appointment, retention, compensation and oversight of our independent registered public accounting firm, including pre-approval of all audit and non-audit services to be performed by our independent registered public accounting firm. The charter also gives the Audit Committee broader authority to fulfill its obligations under SEC and NASDAQ requirements. The Report of the Audit Committee is set forth on page 14 of this Proxy Statement.
          Compensation Committee
          The Compensation Committee consists of three non-employee directors, all of whom are “independent” under the rules of NASDAQ and as defined in our Corporate Governance Principles, and are also “Non-Employee Directors” as defined in SEC Rule 16b-3 and “Outside Directors” as defined under the treasury regulations promulgated under Section 162(m) of the Internal Revenue Code. The Compensation Committee determines the compensation of our Chief Executive Officer, and reviews and takes action on the recommendation of our Chief Executive Officer as to the appropriate compensation of other officers. The Compensation Committee is primarily responsible for the administration of our 2004 Equity Incentive Plan, under which stock option grants have been made to employees, including executive officers, and non-employee directors and consultants, and restricted stock units (RSUs) have been granted to officers and directors. Please refer to the section entitled “Executive Compensation – Compensation Discussion and Analysis,” below, for greater detail regarding the scope of authority of the Compensation Committee and the role others within and outside our organization, such as our management, play in determining compensation levels. The Compensation Committee is governed by a written charter, which can be viewed on our website at www.neose.com (under “About Neose – Corporate Governance”).
          Corporate Governance Committee
          The Corporate Governance Committee consists of four independent directors, as that term is defined in our Corporate Governance Principles and under applicable rules of NASDAQ. Our Corporate Governance Committee operates pursuant to a written charter, which can be viewed on our website at www.neose.com (under “About Neose – Corporate Governance”). The role of the Corporate Governance Committee is to: (1) identify individuals qualified to become Board members and recommend to our Board the director nominees for each annual meeting of our stockholders; (2) recommend to our Board any changes in our Corporate Governance Principles; (3) lead our Board in its annual review of the performance of our Board and its Committees, and make recommendations to our Board regarding Board organization, membership, function and effectiveness, as well as committee structure, membership, function and effectiveness; (4) recommend to our Board director nominees for each Board Committee; (5) review our efforts to promote diversity among directors, officers, employees and contractors; (6) ensure an orientation for all directors; and (7) perform such other functions as are allocated to it under the Corporate Governance Principles. The Chairman of our Board, currently Dr. Gage, chairs the executive sessions of our Board.
          Generally, our Board seeks diverse members who possess the background, skills and expertise to make a significant contribution to our Board, the Company and our stockholders. The Corporate Governance Committee looks for relevant experience, such as high-level leadership experience in business or administrative activities, breadth of knowledge about issues affecting us, and the ability and willingness to contribute special competencies to Board activities, and evaluates this experience in the context of the current make-up of our Board. The Corporate Governance Committee also looks for certain personal attributes, such as integrity, ability and willingness to apply sound and independent business judgment, comprehensive understanding of a director’s role in corporate governance, availability for meetings and consultation on Company matters, and the willingness to assume and carry out fiduciary responsibility. Qualified candidates for membership on our Board will be considered without regard to race, color, religion, sex, ancestry, national origin or disability.
          The Corporate Governance Committee’s process for identifying and evaluating nominees, including any nominated by stockholders, is as follows. First, to establish a context for its nominations, it reviews the size, composition, organization and operational structure of our Board, and identifies missing skills and expertise. The Corporate Governance Committee then reviews the incumbent directors’ overall service to the Company during their term, including the number of meetings attended, level of participation, quality of performance, and any other relevant factors, including independence as defined by the Corporate Governance Principles and applicable SEC and NASDAQ rules. This review is based in part on the Board and Committee evaluations completed by each director. If the Corporate Governance Committee concludes new candidates are appropriate, it will review appropriate biographical information about the proposed candidates consistent with the standards applied to the incumbent directors. In seeking candidates, the Corporate Governance Committee will seek suggestions from other Board members and may also engage the services of a professional search firm. The Corporate Governance Committee will discuss and consider the potential candidates and choose those candidates to recommend to our Board.
          Before recommending director candidates to our Board, the Corporate Governance Committee also will consider any director candidates that have been recommended by stockholders. Stockholder recommendations of potential candidates may be sent to the Corporate Governance Committee by email at boardofdirectors@neose.com or by mail addressed to: Corporate Governance Committee, Neose

Technologies, Inc., 102 Rock Road, Horsham, PA 19044. Submissions must include sufficient biographical information concerning the recommended individual, including age, ten-year employment history with employer names and a description of each employer’s business, whether such individual can read and understand basic financial statements, board memberships (if any), and whether such individual has agreed to be named in the proxy statement and service as a director if elected, for the Corporate Governance Committee to consider.
          In addition, our By-Laws provide that nominations for director may be made by a stockholder entitled to vote who delivers notice along with the additional information and materials required by our By-Laws to our Corporate Secretary not less than 120 nor more than 150 days prior to the first anniversary of the date of the proxy statement mailed to stockholders in connection with the preceding year’s annual meeting. For our annual meeting in the year 2008, we must receive this notice on or after December 6, 2007 and on or before January 5, 2008. You can obtain a copy of the By-law provision by writing to our Corporate Secretary, 102 Rock Road, Horsham, PA 19044. A copy of our By-Laws has been filed with the SEC as an exhibit to our Quarterly Report on Form 10-Q filed on November 13, 2002, and is available through the SEC’s website at www.sec.gov.
          Scientific Review Committee
          The Scientific Review Committee consists of two independent directors, as that term is defined in our Corporate Governance Principles. The Scientific Review Committee reviews and evaluates the major research and development programs being conducted by us and evaluates whether these research and development activities prudently support our overall business objectives and strategies. The Scientific Review Committee also reviews major trends in the marketplace and assesses technologies that we may seek to acquire.
Board and Committee Meetings held during 2006
          During 2006, our Board of Directors held nine meetings, our Audit Committee held four meetings, our Compensation Committee held four meetings, our Corporate Governance Committee held four meetings, and our Scientific Review Committee held two meetings. Except for Mark Rachesky, M.D. and H. Stewart Parker, each director attended at least 75% of the total number of meetings of our Board and the Committees on which he or she served.
Compensation of Directors
          Directors who are also our employees receive no additional compensation for serving as a director or as a member of any Committee of the Board. Under our current arrangements, each non-employee director is entitled to receive an annual retainer of $14,000. Upon initial election or appointment to our Board of Directors, each non-employee director will receive an option to purchase 30,000 shares of our Common Stock, and on the date of each annual meeting of stockholders, each non-employee director re-elected to our Board will receive an option to purchase 10,000 shares of our Common Stock. Each automatic option grant has an exercise price equal to the fair market value of our Common Stock on the date of grant. Each automatic grant is immediately exercisable, and has a term of ten years, subject to earlier termination, following the director’s cessation of service on our Board of Directors. Any shares purchased upon exercise of the option are subject to repurchase should the director’s service as a non-employee director cease prior to vesting of the shares. The initial automatic option grant of 30,000 shares vests in successive equal, annual installments over the director’s initial four-year period of Board service. Each annual automatic option vests upon the director’s completion of one year of service on our Board of Directors, as measured from the grant date. Each outstanding option vests immediately, however, upon certain changes in the ownership or control of the Company.

          Non-employee directors are compensated for their services at each meeting of our Board they attend at the following rates: $2,500 for Board meetings attended in person, and $1,000 for telephonic meetings of our Board. Non-employee directors are also paid an annual retainer for service on Board Committees and are compensated for their services at each meeting of a Board Committee which they attend, at the following rates:

Committee/Position	Retainer	Meeting Fee
Audit Committee
Chair	$8,000	$3,000
Member	$4,000	$1,500
Telephonic meetings or participation by telephone for Chair or member	n/a	$1,500

Corporate Governance, Compensation and Scientific Review Committees
Chair	$4,000	$2,000
Member	$2,000	$1,000
Telephonic meetings or participation by telephone for Chair or member	n/a	$1,000
          All Board members are reimbursed for their reasonable travel expenses incurred to attend meetings of our Board or Committees of the Board on which they serve.
          In 2006, our Directors, except Dr. Vergis who does not receive any additional compensation for his role as director, received the following compensation:

	Fees Earned or	Option
Name	Paid in Cash	Awards (1)	Total
L. Patrick Gage, Ph.D.	$79,500	$19,117	$98,617
C. Boyd Clarke (2)	5,500	—	5,500
Brian H. Dovey	36,500	16,149	52,649
William F. Hamilton, Ph.D.	51,000	16,149	67,149
Douglas J. MacMaster, Jr.	47,000	16,149	63,149
H. Stewart Parker	30,500	28,287	58,787
Mark H. Rachesky, M.D.	15,000	16,149	31,149
Lowell E. Sears	52,500	16,149	68,649
Elizabeth Wyatt	37,000	16,149	53,149

(1)	Reflects the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with Statement of Financial Accounting Standards (SFAS) No. 123 (revised 2004), Share-Based Payment (SFAS No. 123R) and, thus, includes amounts from awards granted in, and prior to, 2006. Assumptions used in the calculation of the grant date fair value of these awards are included in Note 10 to our audited financial statements included in Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2006.

(2)	Effective May 14, 2006, Mr. Clarke resigned as Chief Executive Officer and Dr. Vergis was appointed to replace Mr. Clarke as Chief Executive Officer. Mr. Clarke continues to serve on the Board of Directors. The amount shown in the table above reflects fees received by Mr. Clarke for his service on our board in 2006 after the termination of his employment with us. The Summary Compensation Table contains compensation information for 2006 relating to both Mr. Clarke’s service as a director and employee of the Company. Mr. Clarke received no option or stock awards for his service as a director.

          As of December 31, 2006, our directors, except Mr. Clarke and Dr. Vergis whose outstanding equity awards are listed in the Outstanding Equity Awards at 2006 Fiscal Year-End Table, had the following aggregate number of outstanding equity awards:

	Aggregate Number of	Aggregate Number of
	Outstanding Option	Outstanding Restricted
Name	Awards	Stock Unit Awards
L. Patrick Gage, Ph.D.	97,147	8,197
Brian H. Dovey*	62,147	2,869
William F. Hamilton, Ph.D.	65,154	5,738
Douglas J. MacMaster, Jr.	96,779	8,197
H. Stewart Parker	40,000	2,869
Mark H. Rachesky, M.D.	92,729	5,738
Lowell E. Sears	87,966	2,869
Elizabeth Wyatt	76,457	7,377

*	Mr. Dovey is a managing member of Domain Associates, LLC (Domain), a private venture capital management firm. The number of options includes 42,147 options held by Domain that were transferred to Domain from Mr. Dovey pursuant to an arrangement between Mr. Dovey and Domain.
Executive Officers of the Company
          George J. Vergis, Ph.D., 46, has served on our Board of Directors since February 2006, and as our President and Chief Executive Officer since May 2006. Prior to taking his current position, Dr. Vergis served as President and Chief Operating Officer from October 2005 to May 2006. Dr. Vergis also served as Executive Vice President, Commercial and Clinical Development from February 2004 through October 2005. From December 2002 through February 2004, Dr. Vergis served as our Senior Vice President, Business and Commercial Development. He served as our Vice President, Business and Commercial Development from July 2001 to December 2002. From 1996 to 2001, Dr. Vergis served as Vice President, New Product Development and Commercialization at Knoll Pharmaceutical Company, a division of BASF Pharma, responsible for the commercial planning, product development, and marketing for the immunology franchise. Prior to this position, Dr. Vergis was responsible for managing the endocrine business for BASF Pharma’s Knoll Pharmaceutical Division. Dr. Vergis previously held a variety of clinical and medical marketing positions at Wyeth Pharmaceuticals and Warner-Lambert Parke-Davis. Dr. Vergis serves as a director of Woods Services, a not-for-profit organization. Dr. Vergis received his B.A. in biology and history from Princeton University, his Ph.D. in physiology from The Pennsylvania State University, and his MBA from Columbia University.
          A. Brian Davis, 40, has served as our Senior Vice President and Chief Financial Officer since January 2005. From August 2002 until January 2005, he served as our Vice President, Finance, and from 1994 until August 2002, Mr. Davis served in a variety of positions, most recently as Acting Chief Financial Officer and Senior Director, Finance. From 1991 to 1994, Mr. Davis was employed by MICRO HealthSystems, Inc., a provider of healthcare information systems, where he served most recently as Corporate Controller. Mr. Davis is licensed as a Certified Public Accountant, received his B.S. in accounting from Trenton State College and his MBA from the Wharton School of the University of Pennsylvania.

          Valerie M. Mulligan, 45, has served as our Vice President, Quality and Regulatory Affairs, since October 2005. She joined us in 1996 as Manager, Quality Assurance. Prior to joining the Company, she was at Ethicon, Inc. (a Johnson & Johnson Company) from 1992 to 1996, serving most recently as Manager, Corporate Quality Assurance Engineering. From 1983 to 1992, Ms. Mulligan held positions at McNeil Specialty Products Company (a Johnson & Johnson Company) and Squibb-Linson (a Bristol-Myers-Squibb Company). She received her B.Sc. in chemistry, as well as a post-graduate diploma in education, from University College in Dublin.
          Debra J. Poul, Esq., 54, has served as our Senior Vice President, General Counsel and Secretary since December 2002. From May 2002 to December 2002, she served as our Vice President, General Counsel and Secretary, and from January 2000 until May 2002, she served as our General Counsel. From 1995 to 2000, Ms. Poul was Of Counsel at Morgan Lewis & Bockius LLP. From 1978 to 1994, Ms. Poul was at Dechert LLP, serving as Counsel from 1989 to 1994. Ms. Poul received her B.A. from the University of Pennsylvania and her J.D. from Villanova University.
          David A. Zopf, M.D., 64, has served as our Executive Vice President since January 2002, and has served as our Chief Scientific Officer since February 2004. He served as our Vice President, Drug Development from 1992 to January 2002. From 1991 to 1992, we engaged Dr. Zopf as a consultant on the biomedical applications of complex carbohydrates. From 1988 to 1991, Dr. Zopf served as Vice President and Chief Operating Officer of BioCarb, Inc., a biotechnology company and the U.S. subsidiary of BioCarb AB, where he managed the research and development programs of novel carbohydrate-based diagnostics and therapeutics. Dr. Zopf received his A.B. in zoology from Washington University, and his M.D. from Washington University School of Medicine.
Code of Conduct
          We have a Code of Business Conduct and Ethics, which can be viewed on our website at www.neose.com (under “About Neose — Corporate Governance”). We require all employees to adhere to this Code in addressing the legal and ethical issues encountered in conducting their work. The Code of Business Conduct and Ethics requires that our employees avoid conflicts of interest, comply with all laws and other legal requirements, conduct business in an honest and ethical manner, and otherwise act with integrity and in our best interest. During 2006, all of our employees certified that they reviewed and understood this Code.
          The Code of Business Conduct and Ethics includes procedures for reporting violations of the Code. The Sarbanes-Oxley Act of 2002 requires companies to have procedures to receive, retain and treat complaints received regarding accounting, internal accounting controls or auditing matters and to allow for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters. The Code of Business Conduct and Ethics also includes these required procedures, and complies with applicable rules of the SEC and NASDAQ.
Copies of Referenced Documents
          Copies of the documents referred to above that appear on our website are also available upon request by any stockholder addressed to our Corporate Secretary, 102 Rock Road, Horsham, PA 19044.
Relationship with Independent Registered Public Accounting Firm
          The Audit Committee has reappointed KMPG LLP to audit and report on our financial statements, the effectiveness of our internal control over financial reporting and the effectiveness of management’s assessment of our internal control over financial reporting for 2007.

          In making its recommendation to stockholders to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year beginning January 1, 2007, the Audit Committee considered whether KPMG LLP’s provision of services other than audit services is compatible with maintaining independence of our independent registered public accounting firm. The Audit Committee pre-approved the fees described below for audit fees, audit-related fees, tax fees and all other fees in accordance with our pre-approval policy as described below and believes such fees are compatible with the independence of KPMG LLP.
Audit Fees. The aggregate fees billed by KPMG LLP for each of the last two fiscal years for professional services rendered for the audit of our annual financial statements, the effectiveness of our internal control over financial reporting and the effectiveness of management’s assessment of our internal control over financial reporting, for the review of interim financial statements included in our Quarterly Reports on Form 10-Q, and for services that are normally provided by KPMG LLP in connection with statutory and regulatory filings or engagements, were approximately $255,000 for 2006 and $314,000 for 2005. Our audit fees for 2005 included approximately $57,000 related to the preparation of comfort letters in connection with a registration statement filed on Form S-3, as well as the issuance of consents to use KPMG LLP’s audit opinions in other registration filings.
Audit-Related Fees. During 2006 and 2005, there were no fees billed that are not reported under Audit Fees above for assurance and related services by KPMG LLP that are reasonably related to the performance of the audits or reviews of our financial statements, the effectiveness of our internal control over financial reporting and the effectiveness of management’s assessment of our internal control over financial reporting.
Tax Fees. The approximate aggregate fees billed in the last two fiscal years for professional services rendered by KPMG LLP for tax compliance, tax advice, and tax planning were approximately $20,000 for 2006 and $23,000 for 2005.
All Other Fees. There were no fees billed in 2006 or 2005 for products and services provided by KPMG LLP, other than services reported above under Audit Fees or Tax Fees.
Pre-approval Policies and Procedures.
          Our Audit Committee is required to pre-approve the engagement of an independent registered public accounting firm to render audit services for the Company, and any changes to the terms of the engagement are required to be pre-approved by the Audit Committee or its Chairman. On an annual basis, the Audit Committee is required to pre-approve the terms of the audit engagement and a description of, and budget for, the non-audit services management proposes to be provided by our independent auditors during the fiscal year. Any changes or additions to the approved list or budget for non-audit services must be pre-approved by the Audit Committee or its Chairman. The required pre-approval policies and procedures were complied with during 2006 and 2005.

Report of the Audit Committee
          The following Report of the Audit Committee shall not be deemed incorporated by reference into any of our filings under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent we specifically incorporate it by reference therein.
          The Audit Committee of the Board of Directors is comprised of directors who meet the existing NASDAQ independence standards as well as the heightened standards for independence included in the rules of the SEC and the Company’s Corporate Governance Principles. The Board of Directors has determined that the Chairman of the Audit Committee, Mr. Sears, qualifies as an “audit committee financial expert” as defined in the rules of the SEC. The Audit Committee operates under a written charter adopted by the Board of Directors, which was reviewed and approved in February 2007 and which is available on our website at www.neose.com.
          During 2006, at each of its regularly scheduled meetings, the Audit Committee met with the senior members of the Company’s finance department, the general or deputy general counsel, and representatives of the Company’s independent registered public accounting firm. Also at each regular meeting, the Audit Committee met privately with representatives of the Company’s independent registered public accounting firm, and discussed financial management, legal, accounting, auditing, and internal control matters.
          At various meetings throughout the year, the Audit Committee discussed the adequacy of the Company’s internal controls, its internal control assessment process, management’s assessment of internal control over financial reporting, and the documentation of, and review of compliance with, internal controls with the representatives of the Company’s independent registered public accounting firm, with independent consultants hired to assist in our compliance with Section 404 of the Sarbanes-Oxley Act of 2002, and with appropriate Company financial personnel and members of senior management. The Audit Committee also discussed with representatives of the Company’s independent registered public accounting firm their evaluation of the Company’s system of internal control over financial reporting, and discussed with the Company’s senior management and representatives of the Company’s independent registered public accounting firm the process used for the certifications by the Company’s Chief Executive Officer and Chief Financial Officer required by the SEC.
          In carrying out its responsibilities, the Audit Committee annually evaluates the effectiveness and objectivity of KPMG LLP as the Company’s independent registered public accounting firm, reviews the Audit Committee charter and the Company’s Code of Business Conduct and Ethics, and on a quarterly basis reviews the Company’s adherence to its cash management and investment policies, the Company’s Reports on Form 10-Q or Form 10-K and earnings releases, and considers any disclosures made by the CEO or CFO as a result of their evaluation of the effectiveness of the Company’s disclosure controls and procedures and its internal control over financial reporting.
          The Audit Committee met four times during 2006. The Audit Committee schedules its meetings with a view to ensuring that it devotes appropriate attention to all of its responsibilities and promptly reports to the Board thereon. The Audit Committee’s meetings include executive sessions with representatives of the Company’s independent registered public accounting firm without the presence of the Company’s management.
          Management is responsible for the financial reporting process, including the system of internal controls, and for the preparation of financial statements in accordance with U.S generally accepted accounting principles. KPMG LLP audited the annual financial statements prepared by management, expressed an opinion as to whether those financial statements fairly present, in all material respects, the financial position, results of operations and cash flows of the Company in conformity with U.S. generally accepted accounting principles, and discussed with the Audit Committee any issues they believe should be raised with the Audit Committee. KPMG LLP also audited and discussed with the Audit Committee the Company’s internal control over financial reporting and management’s assessment of the Company’s internal control over financial reporting. The Audit Committee’s responsibility is to monitor and review these processes. The members of the Audit Committee are not professionally engaged in the practice of accounting or auditing. We rely, without independent verification, on the information provided to us and on the representations made by management and the Company’s independent registered public accounting firm.
          As part of its oversight of the Company’s financial statements, the Audit Committee reviewed and discussed the Company’s audited financial statements with representatives of its independent registered public accounting firm for the relevant periods with and without management present. During 2006, management advised the Audit Committee that each set of financial statements presented to the Audit Committee for review had been prepared in accordance with U.S. generally accepted accounting principles, and management reviewed with the Audit Committee significant accounting and disclosure issues regarding such statements. These reviews included discussion with the Company’s independent registered public accounting firm of matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended by the Auditing Standards Board of the American Institute of Certified Public Accountants. The Audit Committee has also received the written disclosures and letter from KPMG LLP required by Independence Standards Board No. 1, Independence Discussions with Audit Committees, and has discussed with KPMG LLP matters relating to its independence.
          Based on the reviews and discussions referred to above, we recommended to the Board that the financial statements prepared by management for the year ended December 31, 2006 be included in the Company’s Annual Report on Form 10-K for the same period.
Audit Committee of the Board of Directors
Lowell E. Sears, Chairman
Brian H. Dovey
William F. Hamilton, Ph.D.
Stock Ownership of our Directors, Executive Officers,
and 5% Beneficial Owners
          The following table shows information known to us about beneficial ownership (as defined under the regulations of the SEC) of our Common Stock by:
•	Each person we know to be the beneficial owner of at least five percent of our Common Stock;

•	Each current director;

•	Each executive officer named in our Summary Compensation Table; and

•	All current directors and executive officers as a group.
          Unless otherwise indicated, the information is as of March 16, 2007.
          On March 16, 2007, there were 54,387,843 shares of our Common Stock outstanding. To calculate a stockholder’s percentage of beneficial ownership, we include in the numerator and denominator those shares underlying Common Stock derivatives, such as options, warrants and RSUs, that a person has the right to acquire within 60 days after March 16, 2007. Common Stock derivatives held by other stockholders are disregarded in this calculation. Therefore, the denominator used in calculating beneficial ownership among our stockholders may differ. Unless we have indicated otherwise, each person named in the table below has sole voting power and investment power for the shares listed opposite such person’s name.

	Number of Shares
	of Common Stock	Percent of
	Beneficially	Shares
Name of Beneficial Owner	Owned	Outstanding
Kopp Investment Advisors, LLC (1) 7701 France Avenue South Suite 500 Edina, MN 55435	5,002,032	9.2%

Eastbourne Capital Management, L.L.C. (2) 1101 Fifth Avenue Suite 160 San Rafael, CA 94901	4,584,132	8.4%

Potomac Capital Management LLC (3) 825 Third Avenue 33rd Floor New York, NY 10022	3,274,133	6.0%

Directors and Named Executive Officers
Mark H. Rachesky (4)	5,181,517	9.3%
Brian H. Dovey (5)	4,603,891	8.3%
C. Boyd Clarke (6)	1,183,431	2.1%
George J. Vergis (6)	426,525	*
David A. Zopf (6)	238,485	*
Debra J. Poul (6)	216,537	*
Douglas J. MacMaster, Jr. (6)	153,672	*
A. Brian Davis (6)	150,745	*
William F. Hamilton (6)	133,536	*
Lowell E. Sears (6)(7)	111,582	*
Patrick L. Gage (6)	105,544	*
Elizabeth Wyatt (6)	88,834	*
Valerie M. Mulligan (6)	80,189	*
H. Stewart Parker (6)	42,869	*
All current directors and executive officers as a group (14 persons) (4)(5)(6)(7)	12,719,357	21.4%

*	Less than one percent.

(1)	According to a Schedule 13G/A filed with the SEC on January 25, 2007: (i) Kopp Investment Advisors, LLC (“KIA”) is an investment adviser registered under the Investment Advisers Act of 1940; (ii) KIA is wholly owned by Kopp Holding Company LLC (“KHC LLC”), which is controlled by Mr. Leroy C. Kopp (“Mr. Kopp”) through Kopp Holding Company (“KHC”); (iii) KIA reported sole voting power over 2,705,250 shares, sole dispositive power over 209,200 shares and shared dispositive power over 2,666,900 shares; (iv) KHC LLC reported beneficial ownership of 2,876,100 shares; (v) KHC reported beneficial ownership of 3,424,100 shares; (vi) Mr. Kopp reported beneficial ownership of 4,349,100 shares, of which Mr. Kopp reported sole voting and dispositive power over 1,473,000 shares; and (vii) of the shares beneficially owned by the reporting persons, 3,139,100 are held in a fiduciary or representative capacity. The amount in the table above also includes 450,297 shares of our Common Stock and warrants to purchase 202,635 shares of our Common Stock that were purchased in our March 2007 equity financing.

(2)	According to a Schedule 13G/A filed with the SEC on February 14, 2007: (i) Richard Jon Barry (“Mr. Barry”) is a control person of Eastbourne Capital Management, L.L.C. (“Eastbourne”); (ii) Eastbourne is the General Partner

of Black Bear Offshore Master Fund, L.P. (“Black Bear Offshore”); (iii) each of Mr. Barry and Eastbourne reported beneficial ownership of 4,584,132 shares; (iv) each of Mr. Barry and Eastbourne reported shared voting and dispositive power over 4,584,132 shares; (v) Black Bear Offshore reported beneficial ownership of, and shared voting and dispositive power over, 3,049,996 shares; and (vi) Mr. Barry and Eastbourne disclaim beneficial ownership of the shares reported, except to the extent of their respective pecuniary interests therein.

(3)	According to a Schedule 13G filed with the SEC on February 16, 2007: (i) Paul J. Solit (“Mr. Solit”) is the Managing Member of Potomac Capital Management LLC; (ii) Mr. Solit is the President and sole owner of Potomac Capital Management Inc.; (iii) each of Potomac Capital Management LLC, Potomac Capital Management Inc., and Mr. Solit reported beneficial ownership of 2,197,401 shares; and (iv) each of Potomac Capital Management LLC, Potomac Capital Management Inc., and Mr. Solit reported shared voting and dispositive power over 2,197,401 shares. The amount in the table above also includes 742,574 shares of our Common Stock and warrants to purchase 334,158 shares of our Common Stock that were purchased in our March 2007 equity financing.

(4)	Includes 3,969,189 shares and warrants to purchase 1,113,861 shares held by MHR Capital Partners Master Account LP (MHRCPMA), MHR Capital Partners (100) LP (MHRCP 100), MRL Partners LP (MRLLP), and OTT LLC, as disclosed in a Schedule 13G/A filed with the SEC on March 15, 2007. Dr. Rachesky is a member of OTT LLC and the managing member of MHR Advisors LLC (MHRAL), the general partner of MHRCPMA, MHRCP 100 and MRLLP. Also includes 98,467 shares issuable to Mr. Rachesky under stock options and RSUs that are deemed exercisable within 60 days after March 16, 2007. Dr. Rachesky disclaims beneficial ownership of the shares held by MHRCPMA, MHRCP 100, MRLLP, and OTT LLC, except to the extent of his pecuniary interest in the funds.

(5)	Includes (i) 3,425,014 shares owned by Domain Partners V, L.P., a Delaware limited partnership (“DPV”), and DP V Associates, L.P. a Delaware limited partnership (“DPVA”), of which the general partner is One Palmer Square Associates V, L.L.C., a Delaware limited liability company, of which Mr. Dovey is a Managing Member, (ii) warrants to purchase 1,113,861 shares purchased by DPV and DPVA in our March 2007 equity financing, (iii) 42,147 shares issuable to Domain Associates, L.L.C. (“DA”), of which Mr. Dovey is a Managing Member, under stock options that are exercisable within 60 days after March 16, 2007, and (iii) 22,869 shares issuable to Mr. Dovey under stock options and RSUs that are deemed exercisable within 60 days after March 16, 2007. Mr. Dovey disclaims beneficial ownership of the shares held by DA, DPV and DPVA, except to the extent of his pecuniary interest in such shares.

(6)	Includes the following shares of common stock issuable under stock options and RSUs that are deemed exercisable within 60 days after March 16, 2007: Clarke – 1,025,000 shares; Vergis – 408,750 shares; Zopf – 217,500 shares; Poul –190,000 shares; MacMaster – 103,822 shares; Davis – 133,250 shares; Hamilton – 70,453 shares; Sears – 90,258 shares; Gage – 92,844 shares; Wyatt – 83,834 shares; Mulligan – 74,500 shares; Parker – 42,869 shares; and all current directors and executive officers as a group – 4,924,285 shares.

(7)	Includes 21,324 shares of common stock owned by the Sears Family Living Trust, of which Mr. Sears is trustee.
Section 16(a) Beneficial Ownership Reporting Compliance
          Based solely upon a review of reports of stock ownership (and changes in stock ownership) and written representations received by us, we believe that our directors and executive officers met all of their filing requirements under Section 16(a) of the Securities and Exchange Act of 1934 during the year ended December 31, 2006.

Proposal 1 — Election of Directors
Nominees for Election
          Our Board of Directors currently has ten members. Upon the recommendation of the Corporate Governance Committee, and action by our Board, the size of the Board will be reduced to seven effective May 4, 2007 to reflect our smaller size, and seven members have been nominated for re-election. Each nominee has agreed, if elected, to serve a one-year term or until the election and qualification of his or her successor. If any nominee is unable to stand for election, which circumstance we do not anticipate, our Board may provide for a lesser number of directors or designate a substitute. In the latter event, shares represented by proxies may be voted for a substitute nominee.
          If a quorum is present at the Annual Meeting, then nominees will be elected by a plurality of the votes of the shares present in person or represented by proxy and entitled to vote at the meeting. There is no cumulative voting in the election of directors.
          Our Board of Directors recommends a vote “FOR” each of the nominees.
          L. Patrick Gage, Ph.D., 64, has served on our Board since October 2002 and as Chairman of our Board of Directors since May 2006. Dr. Gage has been a Venture Partner with Flagship Ventures since 2003 and currently serves as Chairman of Acceleron Pharma Inc. and Adnexus Therapeutics, Inc., two private biopharmaceutical companies. He also serves as a director of one public company, PDL BioPharma, Inc., and two private companies, Immune Control Inc. and Alvine Pharmaceuticals Inc. Dr. Gage is an advisor to Functional Genetics, Inc., Perkin Elmer, Inc. and Warburg Pincus LLC. Dr. Gage served as Senior Vice President, Science and Technology, at Wyeth from 2001 to 2002, and as President of Wyeth Research from 1998 to 2002. Prior to Wyeth, Dr. Gage held positions of increasing responsibility at Genetics Institute, Inc. from 1989 to 1998, culminating with his service as President after the company was acquired by Wyeth. He also spent 18 years at Hoffmann-La Roche, Inc. in various scientific and management positions. He is also a director of two non-profit companies, the Biotechnology Institute and The Philadelphia Orchestra Association. Dr. Gage has a B.S. in physics from the Massachusetts Institute of Technology and a Ph.D. from The University of Chicago.
          Brian H. Dovey, 65, has served on our Board since May 2003. He is a Managing Member of Domain Associates, L.L.C., a private venture capital management firm focused on life sciences, and has served in this capacity with the firm since 1988. He has served as Chairman of three companies and on the Board of Directors of some 30 additional companies, including BAS Medical, Inc., Ocera Therapeutics, Inc., Orexigen Therapeutics, Inc., Orqis Medical Corporation, REVA Medical, Inc. and SkinMedica, Inc. Prior to joining Domain, Mr. Dovey spent six years at Rorer Group, Inc. (now Aventis), including as President from 1986 to 1988. Previously, he was President of Survival Technology, Inc., a start-up medical products company. He also held management positions with Howmedica, Inc., Howmet Corporation, and New York Telephone. Mr. Dovey has served as both President and Chairman of the National Venture Capital Association. He is the chair of the Board of Managers of the Wistar Institute. Mr. Dovey received his B.A. from Colgate University and an MBA degree from the Harvard Business School.
          William F. Hamilton, Ph.D., 68, has served on our Board since 1991. Dr. Hamilton has served on the University of Pennsylvania faculty since 1967, and is the Landau Professor of Management and Technology, and Director of the Jerome Fisher Program in Management and Technology at The Wharton School and the School of Engineering and Applied Science. He serves as a director of NovaDel Pharma Inc., Neuronyx Inc., Avid Radiopharmaceuticals, Inc. and Yaupon Therapeutics, Inc. Dr. Hamilton received his B.S. and M.S. in chemical engineering and his MBA from the University of Pennsylvania, and his Ph.D. in applied economics from the London School of Economics.

          Douglas J. MacMaster, Jr., 76, has served on our Board since 1993. Mr. MacMaster served as Senior Vice President of Merck & Co., Inc. from 1988 until his retirement in 1992, where he was responsible for worldwide chemical and pharmaceutical manufacturing, the Agvet Division, and the Specialty Chemicals Group. From 1985 to 1988, Mr. MacMaster was President of the Merck Sharp Dohme Division of Merck. Mr. MacMaster serves as a director of Martek Biosciences Corp., a public biological products manufacturing company. He received his B.A. from St. Francis Xavier University, and his J.D. from Boston College Law School.
          H. Stewart Parker, 51, has served on our Board since May 2005. Ms. Parker currently serves as the President and Chief Executive Officer of Targeted Genetics Corporation, a public biotechnology company, and has held various positions with the company since its founding in 1992. From 1981 to 1992, she held various positions at Immunex Corporation, most recently as Vice President, Corporate Development. From 1991 to 1993, Ms. Parker served as President, CEO and director of Receptech Corporation. She serves on the board of directors and the executive committee of the Biotechnology Industry Organization, and as a director of several privately-held companies and not-for-profit organizations. Ms. Parker received her B.A. and MBA from the University of Washington.
          Mark H. Rachesky, M.D., 47, has served on our Board since 1999. Dr. Rachesky has served as the President, as well as the founder, of MHR Management LLC and affiliates, investment managers of various private investment funds that invest in inefficient market sectors, including special situation equities and distressed investments, since 1996. From 1990 through 1996, Dr. Rachesky was employed by Carl C. Icahn, initially as a senior investment officer and for the last three years as sole Managing Director of Icahn Holding Corporation, and acting chief investment advisor. Dr. Rachesky is currently on the Board of Directors of Loral Space & Communications, Inc. (where he is Non-Executive Chairman of the Board), Leap Wireless International, Inc. (where he is Non-Executive Chairman of the Board), NationsHealth Inc., and Emisphere Technologies, Inc.. Dr. Rachesky is a graduate of Stanford University School of Medicine, and Stanford University School of Business. Dr. Rachesky graduated from the University of Pennsylvania with a major in Molecular Aspects of Cancer.
          George J. Vergis, Ph.D., 46, has served on our Board since February 2006 and since May 2006 has been our Chief Executive Officer and President. Prior to taking his current position, Dr. Vergis served as our President and Chief Operating Officer from October 2005 to May 2006. Dr. Vergis also served as our Executive Vice President, Commercial and Clinical Development from February 2004 through October 2005. From December 2002 through February 2004, Dr. Vergis served as our Senior Vice President, Business and Commercial Development. He served as our Vice President, Business and Commercial Development from July 2001 to December 2002. From 1996 to May 2001, Dr. Vergis served as Vice President, New Product Development and Commercialization at Knoll Pharmaceutical Company, a division of BASF Pharma, responsible for the commercial planning, product development, and marketing for the immunology franchise. Prior to this position, Dr. Vergis was responsible for managing the endocrine business for BASF Pharma’s Knoll Pharmaceutical Division. Dr. Vergis previously held a variety of clinical and medical marketing positions at Wyeth Pharmaceuticals and Warner-Lambert Parke-Davis. Dr. Vergis serves as a director of Woods Services, a not-for-profit organization. Dr. Vergis received his B.A. in biology and history from Princeton University, his Ph.D. in physiology from The Pennsylvania State University, and his MBA from Columbia University.
Nomination of Directors
          Our Board of Directors has nominated seven current directors to stand for re-election based upon the recommendations of the Corporate Governance Committee, which is comprised solely of non-management, independent directors. One of our directors, Dr. Rachesky, was nominated in accordance with our agreement to use best efforts to cause the Board to nominate the nominee of MHR Capital Partners for election as a Board member, as long as MHR Capital Partners or its affiliates own at least 200,000 shares of our Common Stock. See the discussions under the headings “Governance of the Company — Corporate

Governance Committee” and “Requirements for Advance Notification of Nominations and Stockholder Proposals” beginning on pages 8 and 48, respectively, for information about procedures for stockholder nomination of directors.
Compensation Discussion and Analysis
Overview
          We are a small company without earnings, competing with companies of all sizes to attract a workforce with the skills and talent necessary to develop drugs and achieve our objectives. Given that funding for compensation is limited, we have tried to devise a compensation structure that can attract the essential experience and skills needed at the executive level, while minimizing, to the extent possible, cash outlays. We have done this by combining base salary with variable compensation and stock options.
          Each element of our executives’ compensation takes into account corporate performance, although as further described below, some elements may focus more heavily on short- or long-term performance and some elements also take into consideration particular recruitment and retention objectives.
Process
          The Compensation Committee of our Board of Directors (the Committee) is responsible for determining the compensation of our Chief Executive Officer, and reviews and takes action on the recommendation of our Chief Executive Officer as to the appropriate compensation of our other executive officers, including the named executive officers included in the Summary Compensation Table on page 26. The Compensation Committee is primarily responsible for the administration of our 2004 Equity Incentive Plan, under which stock option grants have been made to employees, including the named executive officers, as well as non-employee directors and consultants, and RSUs have been granted to executive officers and directors.
          The Committee consists of three non-employee directors, all of whom are “independent” under the rules of NASDAQ and as defined in our Corporate Governance Principles, and are also “Non-Employee Directors” as defined in SEC Rule 16(b)-3 and “Outside Directors” as defined under the treasury regulations promulgated under Section 162(m) of the Internal Revenue Code. The Report of the Compensation Committee is set forth on page 25 of this Proxy Statement.
          The current members of the Committee are Douglas J. MacMaster, Jr., L. Patrick Gage, Ph.D. and H. Stewart Parker. None of these individuals has ever been an officer or employee of the Company. In addition, none of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Committee.
          The Committee does not use outside consultants. The Committee meets annually at the end of each calendar year and at least once at the beginning of each calendar year regarding compensation decisions. These meetings are typically scheduled months in advance. At its meeting at the end of each year, the Committee determines the information it wishes to receive to enable it to make compensation decisions regarding the budget for annual salary increases for the subsequent year, awarding of bonuses for the year about to be completed, and annual grants of stock options to employees, including executive officers. Based on this information, the Committee makes compensation decisions at its meeting or meetings at the beginning of the subsequent year. Management assembles and distributes to the Committee in advance of the meetings the information requested by the Committee, and conducts annual performance reviews of all employees, including the named executive officers other than the Chief Executive Officer. The results of these reviews are included in the materials circulated to the Committee, along with the Chief Executive Officer’s recommendations for the compensation for our executive officers. The Committee is responsible for monitoring and reviewing the performance of the CEO on an ongoing basis.
          The Committee reaffirmed its philosophy of combining base compensation with variable compensation and stock options at its January 2007 meeting. The implementation of this philosophy is supported by the corporate and individual ratings that have been established to inform the Committee about performance. In each case, the possible ratings are: “exceeds expectations,” “meets expectations,” “meets some expectations” and “below expectations.” The Chief Executive Officer makes a recommendation about the rating of the Company based on the achievement of the corporate objectives for the year and the Committee makes the final determination.
Elements of Compensation
          The three basic elements of our executive compensation are:
•	Base salary;

•	Variable compensation, consisting of annual bonuses based on individual and corporate performance (paid in RSUs for 2005 bonuses, half in RSUs and half in cash for 2004 bonuses and in cash for other years); and

•	Initial and annual grants of long-term stock options.
     We believe this combination of elements provides reasonable fixed compensation on which our executives can rely, while providing both short-term and long-term performance incentives.
          Base Salaries
          Faced with competition from large pharmaceutical companies and biotechnology companies for employees skilled in regulatory affairs, clinical operations, process development, fermentation, quality control, quality assurance, manufacturing, analytics, and other areas relevant to drug and technology development, we aim to provide sufficient fixed compensation for employees, targeting the 50th percentile of industry benchmarks, using Radford Surveys and other publicly-reported or available information about other companies that we from time to time identify as relevant comparators. The Committee also considers other factors, including internal pay equity, the unique qualifications and experience and performance of particular executives, as well as negotiations and input from search consultants.
          Base salaries are reviewed annually for adjustment based on evaluations of corporate and individual performance in the preceding year, again taking into account performance, internal pay equity and industry comparables as well as available information about general and industry-specific salary increase data. Our Chief Executive Officer’s performance is evaluated exclusively by the Committee and the performance of other named executive officers is evaluated by the Chief Executive Officer. Ultimately, all salary determinations for our named executive officers are made by the Committee, which is free to accept or reject the recommendations of our Chief Executive Officer.
          Annual Bonuses
          Under our annual bonus program, each employee is eligible to receive a target annual bonus expressed as a percentage of his or her base salary for the year. Target bonus percentages are 35% for vice presidents, 50% for senior and executive vice presidents, and 75% for our Chief Executive Officer. These target percentages are established annually by the Committee, not with reference to any particular benchmark, but rather based on the experience and judgment of its members. Our Chief Executive Officer’s target percentage is set at 75% pursuant to his employment agreement.

     Payment of our annual bonuses is based primarily on corporate and individual performance. At the start of each year, performance objectives are established by the Chief Executive Officer, the Committee and our Board for the Company, and by our Chief Executive Officer for each individual executive officer as a way to communicate our expectations and to maintain and unify our executives’ focus on key strategic objectives, as well as to measure performance.
     For 2006, the corporate objectives approved by the Committee included:
•	Complete a Phase I clinical trial in Europe, complete our response to the FDA and continue clinical development for NE-180 (GlycoPEG-EPO);

•	Along with our partner, BioGenerix AG, complete pre-clinical development, commence the regulatory process in Europe and commence a Phase I clinical trial for GlycoPEG-GCSF;

•	Complete pharmacokinetic, pharmacodynamic, and mechanism of action studies for GlycoPEG-hGH;

•	Complete proof of concept in vitro and animal studies on at least two proteins not previously worked on by us; and

•	Secure additional funding.
     The corporate objectives were not specifically weighted. The individual objectives of the named executive officers were designed to support the corporate objectives, and to enable the Chief Executive Officer and the Committee to evaluate the performance of each executive officer. For our Chief Executive Officer, the individual objectives are the same as the corporate objectives.
     The achievement, or failure to achieve, the corporate and individual performance objectives described above inform the Committee’s determination regarding the payment of annual bonuses, but is not entirely determinative. Whether or not the listed objectives are achieved, the Committee may choose to pay bonuses above or below the target level noted above, based on its own evaluation of each named executive’s performance. And just as it seeks input from our Chief Executive Officer when adjusting base salaries, the Committee seeks input of our Chief Executive Officer in evaluating individual executive’s performance (other than the performance of the Chief Executive Officer himself) for purposes of awarding annual bonuses.
     Annual bonuses for 2006 were paid in cash. In 2004, they were paid in a combination of RSUs and cash, and in 2005 solely in RSUs, because of concerns about cash utilization.
     Stock Options
     We have also chosen to use equity compensation (primarily stock options) to provide long-term upside to our executives without cash outlay by us, and to align their interests with those of our stockholders. We also believe that stock options and other equity grants serve as an effective retention device for executives.
     We adopt annual guidelines, expressed in the number of shares for which options will be granted, for stock option grants based on job level. These guidelines are based on the experience and judgment of members of the Committee, rather than directly on benchmarks. Other than in extraordinary circumstances, such as promotions, options are granted annually at a previously scheduled meeting in accordance with these guidelines to all employees, including the named executive officers. In all cases, options are priced at the closing price for our Common Stock on the date of grant.
     The Compensation Committee approves all grants of stock options to executive officers. Generally, each option is exercisable over a ten-year period (subject to earlier termination in the event of a cessation of employment) at the closing price of our Common Stock on the date of grant and vests in equal annual installments over a four-year period. In connection with the recruitment of key executives, we have made exceptions to the vesting schedules of certain grants. This was the case for some of the options granted to Dr. Vergis when he was hired in 2001.
     Our stock options will provide a benefit to the executive officer only if he or she remains employed by or otherwise in service to the Company during the vesting period, and then only if the market price of our Common Stock has increased before the expiration of the exercise period. During 2006, the Committee granted options to our executive officers to purchase 575,000 shares of Common Stock, including an option to purchase 300,000 shares granted on February 15, 2006 to Dr. Vergis in connection with the announcement that he would be named Chief Executive Officer effective May 4, 2006.
Allocation Between Different Compensation Elements
     Rather than setting a total level of target compensation and allocating that total amount among different compensation elements, the Committee determines appropriate levels of the principal elements of our executive officers’ compensation independently. The Committee is nonetheless cognizant of total compensation levels and believes that its efforts to appropriately size each of the three principal elements of our executive officers’ compensation has resulted in total compensation levels that are appropriate and reasonable.
2006 and 2007 Compensation Determinations
     Dr. Vergis became our Chief Executive Officer in May 2006 upon the effectiveness of Mr. Clarke’s resignation. The Committee set his annual salary at $350,000, and, in accordance with the bonus target percentages established by the Committee for the Chief Executive Officer and reflected in Dr. Vergis’ employment contract, set a target percentage of 75% of base salary for his annual performance incentive bonus. The Committee also agreed in his employment contract that, for 2006, if Dr. Vergis remained employed by us through the sooner of (i) the date of our payment of 2006 annual bonuses to senior executives and (ii) March 15, 2007, Dr. Vergis’ annual bonus for the 2006 calendar year would not be less than $105,000. The Committee also granted to Dr. Vergis an option to purchase 300,000 shares of Common Stock. The option was granted on February 15, 2006 with an exercise price of $3.08 per share, which was the closing price of our Common Stock on the date of grant. The option vests in four equal, annual installments, commencing on February 15, 2007. These terms were reached as a result of negotiation, in the context of the Committee’s understanding of the costs of recruiting and attracting an alternative candidate, and Dr. Vergis’ experience and qualifications. We entered into an employment agreement with Dr. Vergis on May 4, 2006 to memorialize these terms, which agreement is further described below under the heading “Potential Payments upon Termination or Change in Control.”
     In January 2007, the Committee set target bonus percentages for 2007. The target percentages for 2007 are the same as those in effect for 2006 and noted above: Chief Executive Officer – 75%; Executive Vice Presidents and Senior Vice Presidents – 50%; and Vice Presidents – 35%. The corporate objectives for 2007 include the following:
•	With respect to NE-180 (GlycoPEG-EPO), complete a Phase II clinical trial in Europe, and continue clinical development, including commencement of an additional Phase II trial;

•	With respect to GlycoPEG-G-CSF, with our partner, BioGeneriX, complete the initial Phase I trial in Europe, complete a second Phase I trial, and take other steps to advance clinical development; and

•	Move other programs forward, including our collaboration with Novo Nordisk.
     At the January 2007 meeting, the Committee made regularly scheduled stock option grants to all employees in accordance with its pre-existing guidelines. In making these grants, the Committee reasoned that the awards are, by nature, forward-looking and intended, in accordance with our compensation strategy, to provide long-term incentive. Accordingly, consistent with past practice and the option guidelines most recently revised on January 30, 2006, the Committee approved the grant of options with respect to an aggregate of 225,000 shares of our Common Stock to our named executive officers.
     Stock option grants made in 2006 are detailed below in the table entitled “Grants of Plan-Based Awards.”
     At a meeting in March 2007, the Committee rated our 2006 performance as “meets expectations” based on the performance to objectives as of the date of the meeting. The Committee evaluated the individual performance of each named executive officer (with the input of our Chief Executive Officer regarding the performance of named executive officers other than himself) in the context of the challenges faced by us during 2006 and concluded that the individual performances met or exceeded expectations. The Committee, after considering the factors described above under the heading “Base Salaries” and the need to retain and motivate executive management to meet the challenges of 2007, voted to increase the base salary of each named executive officer by 4%, which was the same amount awarded to most employees, and in one case, by 7%, reflecting a rating of “exceeds expectations.”
     In addition, based on this rating, and the recommendation of the Chief Executive Officer, the Committee awarded bonuses to the named executive officers at 100% of target in all cases, except Mr. Davis, who was awarded 125% of his target bonus. For Ms. Poul and Dr. Zopf, the award was equivalent to 50% of their respective 2006 base salaries; in the case of Mr. Davis, the award was equivalent to 62.5% of his 2006 base salary, and for Ms. Mulligan, the award was 35% of her base salary. In making these awards, the Committee reviewed and considered the individual performance to objectives and recommended rating of each executive, our progress through the date of the meeting, and the fact that cash bonuses had not been paid for performance in 2005, and bonuses for 2004 were paid only one-half in cash. The Committee also took into account the high level of performance of the executives in the face of significant obstacles and the need to motivate and retain executive management.
     Having rated our performance as “meets expectations,” the Committee decided to increase Dr. Vergis’ base salary by 4% and award him 100% of his target bonus, or 75% of his salary.
Severance and Change in Control Arrangements
     The specific terms of our severance and change in control arrangements are discussed in detail below under the heading “Potential Payments Upon Termination or Change in Control.” As a general matter, however, we believe that reasonable severance and change in control protection for our named executive officers is necessary in order for us to recruit and retain qualified executives.
     We have defined the events that would trigger severance rights in a manner that we believe is reasonable and consistent with current, conventional market practices. For example, the definition of “Good Reason” contained in our employment and change in control agreements is intended to be limited to true circumstances of constructive discharge and includes notice and opportunity to cure provisions, so that severance rights are not triggered by us inadvertently.
     Similarly, all of the severance commitments in our employment or change in control arrangements are of the “double trigger” variety – that is, in order for a severance obligation to arise, there must occur both a change in control and an affirmative action by us to terminate (or constructively terminate) an executive’s employment. Finally, any severance obligation arising under our employment and change in control agreements is conditioned on the affected executive’s execution of a release of claims against us and our affiliates.

Tax and Accounting Considerations Affecting Executive Compensation
     The compensation paid to our executives is generally subject to taxation at ordinary rates and no particular attempt is made to alter that result. We do, however, attempt to structure our arrangements so that our executives are not subject to tax penalties (such as additional taxes arising under Section 409A of the Internal Revenue Code), although our efforts in this regard have not materially affected the terms of our compensation arrangements.
     The deductibility limit of Section 162(m) of the Internal Revenue Code has not been implicated by our compensation arrangements in the past and, accordingly, the Committee has not purposefully altered its compensation approach to conform to the requirements of available Section 162(m) exemptions (although stock options issued under our 2004 Equity Incentive Plan should generally meet the requirements for treatment as “qualified performance-based compensation” and, therefore, gains realized upon the exercise of those options should generally be exempt from the $1 million deductibility cap of Section 162(m)).
     We endeavor to design our equity incentive awards conventionally, so that they are accounted for under standard governing equity-based arrangements and, more specifically, so that they are afforded fixed treatment under those standards. We have not, however, materially altered the design of our awards as a result of recent changes to the standard for accounting for equity-based compensation.
Report of the Compensation Committee
     We, the members of the Compensation Committee, have reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on our review and discussion with management, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and in the Company’s Form 10-K for the year ended December 31, 2006.
Compensation Committee of the Board of Directors:
Douglas J MacMaster, Jr., Chairman
L. Patrick Gage
H Stewart Parker

Executive Compensation
Summary Compensation Table
     The following table provides information about all compensation earned in 2006 by the individuals who served as our Chief Executive Officer during 2006, our Chief Financial Officer and the three other most highly compensated executive officers during 2006 (collectively referred to as the “named executive officers”):

					Stock	Option
Name and Principal					Awards	Awards	All Other
Position	Year	Salary		Bonus	(1)	(2)	Compensation	Total

George J. Vergis, President and Chief Executive Officer (3)	2006	$322,767		$262,500	$21,144	$486,947	$6,940	$1,100,298
C. Boyd Clarke, Former Chief Executive Officer (3)	2006	170,500	(4)	—	28,859	693,142	3,700	896,201
David A. Zopf, Executive Vice President and Chief Scientific Officer	2006	276,205		138,102	20,378	137,016	5,740	577,441
Debra J. Poul, Senior Vice President and General Counsel	2006	266,395		133,198	21,272	136,920	5,740	563,525
A. Brian Davis, Senior Vice President and Chief Financial Officer	2006	248,588		155,368	18,719	121,920	56,774 (5)	601,369
Valerie M. Mulligan, Vice President, Quality and Regulatory Affairs	2006	190,334		66,617	—	53,519	5,298	315,768

(1)	The amounts shown in this column represent the expense amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with SFAS No. 123R. These amounts reflect RSUs that vested during 2006 that were granted in lieu of bonuses for fiscal years ended December 31, 2004 and 2005 and in lieu of salary increases for the fiscal year ended December 31, 2005. RSUs were only granted to our named executive officers who were executive officers at each respective grant date. Ms. Mulligan was not an executive officer on any of the grant dates and thus was not granted any RSUs.

(2)	These amounts represent the expense amount recognized for financial statement purposes for the fiscal year ended December 31, 2006, in accordance with SFAS No. 123R. These amounts reflect that portion of stock options awarded in 2006 and in prior years that vested in 2006. See Note 10 to the Notes to our financial statements included in Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2006 for assumptions used in determining the grant date fair value of these awards.

(3)	Effective May 4, 2006, Mr. Clarke resigned as our Chief Executive Officer and Dr. Vergis replaced Mr. Clarke as Chief Executive Officer. Mr. Clarke continues to serve on our Board of Directors. Dr. Vergis had previously served as our President and Chief Operating Officer from October 2005 to May 2006.

(4)	Includes $5,500 paid to Mr. Clarke for his service as a director after the termination of his employment with us.

(5)	Includes forgiveness of principal and interest of $31,330 and related incremental income of $19,704 to gross up for taxes pursuant to a tuition reimbursement agreement between us and Mr. Davis.

Grants of Plan-Based Awards
     The following table provides information about grants of stock options and RSUs made during 2006 to each of our named executive officers.

			All Other
			Option
		All Other Stock	Awards:	Exercise or
		Awards:	Number of	Base Price	Grant Date Fair
		Number of Shares	Securities	per Share	Value of Stock
		of Stock or Units	Underlying	of Option	and Option
Name	Grant Date	(1)	Options (2)	Awards	Awards

George J. Vergis	02/15/2006	—	300,000	$3.08	$687,750
	01/30/2006	—	50,000	2.29	85,125
	01/30/2006	16,155	—	—	36,995
C. Boyd Clarke	01/30/2006	—	100,000	2.29	170,250
David A. Zopf	01/30/2006	—	35,000	2.29	59,588
	01/30/2006	16,155	—	—	36,995
Debra J. Poul	01/30/2006	—	35,000	2.29	59,588
	01/30/2006	16,155	—	—	36,995
A. Brian Davis	01/30/2006	—	35,000	2.29	59,588
	01/30/2006	16,155	—	—	36,995
Valerie M. Mulligan	01/30/2006	—	20,000	2.29	34,050

(1)	The amounts shown in this column reflect RSUs granted to our named executive officers, except Ms. Mulligan, pursuant to our 2004 Equity Incentive Plan. Ms. Mulligan was not an executive officer on any of the grant dates and thus was not granted any RSUs. Each RSU was granted on January 30, 2006 and vests in four equal quarterly installments on April 30, July 30 and September 30, 2006, and January 30, 2007. The RSUs will be settled by delivery of shares of our Common Stock to the award recipients on July 30, 2007 at no cash cost to the award recipient. The 2004 Equity Incentive Plan is discussed in more detail under the heading “Proposal 3 – Amendment of our 2004 Equity Incentive Plan – Description of the 2004 Equity Incentive Plan” below.

(2)	The amounts shown in this column reflect stock options granted to our named executive officers pursuant to our 2004 Equity Incentive Plan. Each stock option vests in four equal installments on the first, second, third and fourth anniversary of the grant date, and the expiration of each stock option is the 10th anniversary of the grant date. The 2004 Equity Incentive Plan is discussed in more detail under the heading “Proposal 3 — Amendment of our 2004 Equity Incentive Plan — Description of the 2004 Equity Incentive Plan” below.

Outstanding Equity Awards at 2006 Fiscal Year-End
     The following table provides information about the equity awards held as of December 31, 2006 by each of our named executive officers.

	Option Awards (1)				Stock Awards (2)
						Market
	Number of	Number of			Number of	Value of
	Securities	Securities			Shares or	Shares or
	Underlying	Underlying			Units of	Units of
	Unexercised	Unexercised	Option	Option	Stock that	Stock that
	Options:	Options:	Exercise	Expiration	have not	have not
Name	Exercisable	Unexercisable	Price	Date	Vested	Vested

George J. Vergis	175,000	—	$38.25	07/11/2011	—	$—
	5,000	—	29.00	12/13/2011	—	—
	35,000	—	10.62	12/12/2012	—	—
	26,250	8,750	7.45	02/12/2013	—	—
	30,000	30,000	11.68	02/03/2014	—	—
	8,750	26,250	4.22	02/24/2015	—	—
	8,750	26,250	2.29	10/07/2015	—	—
	—	50,000	2.29	01/30/2016	—	—
	—	300,000	3.08	02/15/2016	—	—
	—	—	—	—	4,039	9,007
C. Boyd Clarke	500,000	—	32.05	03/29/2012	—	—
	250,000	—	8.75	12/24/2012	—	—
	100,000	100,000	11.68	02/03/2014	—	—
	50,000	150,000	4.22	02/24/2015	—	—
	—	100,000	2.29	01/30/2016	—	—
David A. Zopf;	15,000	—	13.63	12/19/2007	—	—
	15,000	—	13.50	12/02/2008	—	—
	12,500	—	14.00	12/07/2009	—	—
	25,000	—	28.75	12/21/2010	—	—
	25,000	—	29.00	12/13/2011	—	—
	30,000	—	10.62	12/12/2012	—	—
	26,250	8,750	7.45	02/12/2013	—	—
	22,500	22,500	11.68	02/03/2014	—	—
	8,750	26,250	4.22	02/24/2015	—	—
	—	35,000	2.29	01/30/2016	—	—
	—	—	—	—	4,039	9,007
Debra J. Poul	5,000	—	19.44	01/31/2010	—	—
	5,000	—	28.75	12/21/2010	—	—
	7,500	—	29.00	12/13/2011	—	—
	50,000	—	11.61	05/27/2012	—	—
	35,000	—	10.62	12/12/2012	—	—
	26,250	8,750	7.45	02/12/2013	—	—
	17,500	17,500	11.68	02/03/2014	—	—
	8,750	26,250	4.22	02/24/2015	—	—
	—	35,000	2.29	01/30/2016	—	—
	—	—	—	—	4,039	9,007

	Option Awards (1)				Stock Awards (2)
						Market
	Number of	Number of			Number of	Value of
	Securities	Securities			Shares or	Shares or
	Underlying	Underlying			Units of	Units of
	Unexercised	Unexercised	Option	Option	Stock that	Stock that
	Options:	Options:	Exercise	Expiration	have not	have not
Name	Exercisable	Unexercisable	Price	Date	Vested	Vested

A. Brian Davis	5,000	—	13.63	12/19/2007	—	—
	5,000	—	13.50	12/02/2008	—	—
	7,500	—	14.00	12/07/2009	—	—
	10,000	—	28.75	12/21/2010	—	—
	12,000	—	29.00	12/13/2011	—	—
	15,000	—	7.60	08/13/2012	—	—
	15,000	5,000	7.45	02/12/2013	—	—
	10,000	10,000	11.68	02/03/2014	—	—
	17,500	52,500	4.22	02/24/2015	—	—
	—	35,000	2.29	01/30/2016	—	—
	—	—	—	—	4,039	9,007
Valerie M. Mulligan	5,000	—	13.63	12/19/2007	—	—
	5,000	—	13.50	12/02/2008	—	—
	4,500	—	14.00	12/07/2009	—	—
	5,000	—	28.75	12/21/2010	—	—
	6,500	—	29.00	12/13/2011	—	—
	7,500	—	7.91	08/02/2012	—	—
	7,500	2,500	7.45	02/12/2013	—	—
	5,000	5,000	11.68	02/03/2014	—	—
	2,500	7,500	4.22	02/24/2015	—	—
	8,500	—	2.58	08/05/2015	—	—
	5,000	15,000	2.29	10/07/2015	—	—
	—	20,000	2.29	01/30/2016	—	—

(1)	Option awards vest as follows:
a.	Grants with expiration dates in the years 2007, 2008, 2009, 2010, 2011 and 2012, and the grant to Ms. Mulligan with the expiration date of August 5, 2015, are fully vested.

b.	All other grants vest one-fourth on the first anniversary of the date of grant, one-fourth on the second anniversary of the date of grant, one-fourth on the third anniversary of the date of grant and one-fourth on the fourth anniversary of the date of grant. Grants with expiration dates in 2013 are 75% vested, grants with expiration dates in 2014 are 50% vested, grants with expiration dates in 2015 (except the grant to Ms. Mulligan expiring on August 5, 2015 that vested immediately upon grant on August 5, 2005) are 25% vested and grants with expiration dates in years after 2015 have not vested at all.

c.	All option awards have a term of 10 years.
(2)	The amounts in the stock award columns represent awards of RSUs granted in place of cash bonuses for the fiscal year ended December 31, 2005. The RSUs were granted on January 30, 2006 to our named executive officers except Ms. Mulligan, pursuant to our 2004 Equity Incentive Plan. Ms. Mulligan was not an officer on the grant date and thus was not granted any RSUs. Each RSU vests in equal quarterly installments over the year following the grant (25% on each of April 30, July 30, October 30, 2006, and January 30, 2007) and each RSU award will be settled by the delivery of shares of our Common Stock to the award recipient at no cash cost to the award recipient six months following the final vesting date of the award (July 30, 2007). The market value is based upon the closing price of our Common Stock on December 29, 2006 ($2.23), which was the last trading day of 2006.

Option Exercises and Stock Vested during Fiscal Year 2006
     There were no options or other derivative securities exercised in 2006 by our named executive officers. The following table provides information about stock awards vested in each of our named executive officers that vested in 2006.

	Stock Awards
	Number of Shares		Value Realized on
Name	Acquired on Vesting		Vesting

George J. Vergis	2,254	(1)	$8,543
	11,594	(2)	43,941
	4,039	(3)	10,501
	4,039	(3)	10,865
	4,038	(3)	10,095
C. Boyd Clarke	4,038	(1)	15,304
	64,904	(2)	245,986
David A. Zopf	2,342	(1)	8,876
	12,715	(2)	48,190
	4,039	(3)	10,501
	4,039	(3)	10,865
	4,038	(3)	10,095
Debra J. Poul	2,194	(1)	8,315
	12,539	(2)	47,523
	4,039	(3)	10,501
	4,039	(3)	10,865
	4,038	(3)	10,095
A. Brian Davis	1,844	(1)	6,989
	7,067	(2)	26,784
	4,039	(3)	10,501
	4,039	(3)	10,865
	4,038	(3)	10,095
Valerie M. Mulligan (4)	—		—

(1)	The amounts represent awards of RSUs granted in place of cash bonuses for the fiscal year ended December 31, 2004. The last vest date for these awards was March 3, 2006. Pursuant to the terms of the award, each award was settled on September 7, 2006 by the delivery of shares of our Common Stock to the award recipient.
(2)	The amounts represent awards of RSUs granted in lieu of salary increases for the fiscal year ended December 31, 2005. The last vest date for these awards was March 3, 2006. Pursuant to the terms of the award, each award was settled on September 7, 2006 by the delivery of shares of our Common Stock to the award recipient.
(3)	The amounts represent awards of RSUs granted in place of cash bonuses for the fiscal year ended December 31, 2005. Each award vests in quarterly installments over the year following grant date of the award. The final vest date for these awards will be January 30, 2007. Pursuant to the terms of the award, on July 30, 2007 each award will be settled by the delivery of shares of our Common Stock to the award recipient.
(4)	RSUs were only granted to our named executive officers who were officers at each respective grant date. Ms. Mulligan was not an officer on any of the grant dates and thus was not granted any RSUs.

Nonqualified Deferred Compensation for Fiscal Year 2006
     The following table provides information about defined contribution or other plans that provide for the deferral of compensation on a basis that is not tax-qualified for each of our named executive officers:

	Registrant	Aggregate	Aggregate	Aggregate
	Contribution in	Earnings in Last	Withdrawals/	Balance at Last
	Last Fiscal Year	Fiscal Year	Distributions	Fiscal Year End
Name	(1)	(2)	(3)	(4)

George J. Vergis	$83,945	$(18,429)	$38,497	$27,019
C. Boyd Clarke	261,290	(69,631)	191,659	—
David A. Zopf	88,527	(19,649)	41,859	27,019
Debra J. Poul	87,299	(19,323)	40,957	27,019
A. Brian Davis	65,234	(13,443)	24,772	27,019
Valerie M. Mulligan (5)	—	—	—	—

(1)	The amounts shown in this column reflect the aggregate value at the vesting date of RSUs, and are based on the closing price of our Common Stock as of the respective vesting dates. Please refer to the footnotes in the table entitled “Option Exercises and Stock Vested during Fiscal Year 2006” for a discussion of the terms under which the RSUs have been granted.
(2)	The amounts shown in this column reflect the aggregate change in value of RSU awards from the respective vest date of the RSU in 2006 through the earlier of (i) the date of distribution of the RSU and (ii) December 29, 2006, which was the last trading day in 2006, for RSUs not yet distributed.
(3)	The amounts shown in this column reflect the aggregate value of RSU awards settled by the delivery of shares of our Common Stock to the award recipient. The value of each award was calculated using the closing price of our Common Stock on the date of the delivery.
(4)	The amounts shown in this column reflect the aggregate value of RSUs that have vested but which have not been settled by the delivery of shares of our Common Stock to the award recipient. The value of each RSU was calculated using the closing price of our Common Stock on December 29, 2006, which was the last trading day in 2006.
(5)	RSUs were only granted to our named executive officers who were officers at each respective grant date. Ms. Mulligan was not an officer on any of the grant dates and thus was not granted any RSUs.
Potential Payments upon Termination or Change in Control
The following is a discussion of payments and benefits that would be due to each of our named executive officers upon the termination of his or her employment with us. The amounts in the tables below assume that each termination was effective as of December 29, 2006 (the last business day of 2006). These are merely illustrative of the impact of a hypothetical termination of each executive’s employment, based on the terms of arrangements then in effect. The amounts to payable upon an actual termination of employment can only be determined at the time of such termination, based on the facts and circumstances then prevailing.
     Defined Terms. The following terms are used throughout this section:
     Cause means fraud, embezzlement, or any other illegal act committed intentionally by the executive in connection with his or her employment or the performance of his or her duties as an officer or director or, in the case of all executives other than Dr. Vergis, the executive’s conviction of, or plea of guilty or nolo contendere to, any felony.

     Change in Control means a change in ownership or control of us effected through any of the following transactions:
•	The direct or indirect acquisition by any person or related group of persons (other than us or a person that directly or indirectly controls, is controlled by, or is under common control with, us) of beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) of securities possessing more than 50% of the total combined voting power of our outstanding securities;

•	A change in the composition of our Board over a period of 36 months or less such that a majority of our Board members ceases, by reason of one or more contested elections for Board membership, to be comprised of individuals who either (a) have been Board members continuously since the beginning of such period, or (b) have been elected or nominated for election as Board members during such period by at least a majority of our Board members described in clause (a) who were still in office at the time such election or nomination was approved by our Board;

•	The consummation of any consolidation, share exchange or merger of us (a) in which our stockholders immediately prior to such transaction do not own at least a majority of the voting power of the entity which survives/results from such transaction, or (b) in which one of our stockholders who does not own a majority of our voting stock immediately prior to such transaction, owns a majority of our voting stock immediately after such transaction; or

•	The liquidation or dissolution of us or any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of our assets, including stock held in subsidiary corporations or interests held in subsidiary ventures.
     Disability means the executive’s inability, by reason of any physical or mental impairment, to substantially perform his or her regular duties, as determined by our Board in its sole discretion, which inability is reasonably contemplated to continue for at least one year from its commencement and at least 90 days from the date of our Board’s determination.
     Good Reason means the occurrence of any of the following events or conditions without the executive’s prior written consent:
•	a change in the executive’s title (not including, with regard to Dr. Vergis, his election to the position of Chairman of the Board);

•	a reduction in the executive’s authority, duties or responsibilities, or the assignment to the executive of duties that are inconsistent, in a material respect, with the executive’s position;

•	the relocation of our headquarters more than 15 miles from Horsham, Pennsylvania, unless the move reduces the executive’s commuting time;

•	a reduction in the executive’s base salary or in the target amount, expressed as a percentage of base salary, of the annual bonus; or

•	our failure to pay or make available any material payment or benefit due under to the executive or any other material breach by us of any employment or change of control agreement in place with the executive.

     However, any of the events or conditions described above will only constitute Good Reason if (a) the executive provides us with written objection to the event or condition within 60 days following his or her knowledge of the occurrence of the event or the condition, (b) we do not reverse or otherwise cure the event or condition within 30 days of receiving the executive’s written objection and (c) the executive resigns his or her employment within 90 days following the expiration of the cure period.
     George J. Vergis, Ph.D.
     We are a party to an employment agreement with Dr. Vergis dated as of May 4, 2006. In accordance with the terms of such agreement, we are obligated to make certain payments to Dr. Vergis related to the termination of his employment.
     Termination Without Cause or Resignation for Good Reason. If we terminate Dr. Vergis without Cause or Dr. Vergis resigns for Good Reason, Dr. Vergis shall be entitled to:
•	a lump sum cash amount equal to his then current base salary;

•	a lump sum cash payment equal to his then current target annual bonus; and

•	to the extent not already paid, any annual bonus payable with respect to a calendar year that ended prior to that termination.
     In addition to the foregoing payments, all outstanding stock options then held by Dr. Vergis which would have become vested and exercisable had Dr. Vergis remained continuously employed by us for an additional 12 months will immediately become vested and exercisable and all vested and exercisable stock options held by Dr. Vergis as of the date of termination (including those stock options that vest upon termination) will remain exercisable until the end of the calendar year in which such options would have otherwise expired (or, if later, 2 1/2 months following the date such options would have otherwise expired).
     Termination Due to Death or Disability. If Dr. Vergis’ employment is terminated due to his death or Disability, Dr. Vergis (or his representative(s), heirs, estate or beneficiaries) will be entitled to receive the payments set forth above with regard to a termination without Cause; provided, however, that any payments will be offset by the amount of benefits paid to him (or his representative(s), heirs, estate or beneficiaries) pursuant to the life insurance or long-term disability plans, policies or arrangements by virtue of his death or Disability (including, for this purpose, only that portion of such life insurance or disability benefits funded by us or by premium payments made by us).
     Termination Following a Change in Control. If the Dr. Vergis’ employment with us ceases within eighteen months following a Change in Control (either as a result of a termination by us without Cause or a resignation by Dr. Vergis for Good Reason), then Dr. Vergis shall be entitled to:
•	a lump sum cash payment equal to his then current base salary for two years;

•	a lump sum cash payment equal to two times his then current target annual bonus amount;

•	to the extent not already paid, any annual bonus payable to Dr. Vergis with respect to a calendar year that ended prior to that termination; and

•	in the event any of the foregoing payments to Dr. Vergis would result in the imposition of a parachute excise tax under Internal Revenue Code section 4999, an additional “gross-up” payment to insulate Dr. Vergis from the effect of the tax.

     In addition to the foregoing payments, all outstanding stock options then held by Dr. Vergis will immediately become vested and exercisable and will remain exercisable until the end of the calendar year in which such options would have otherwise expired (or, if later, 2 1/2 months following the date such options would have otherwise expired).
     Timing of Payments Following Termination. All of the payments and benefits described above are contingent upon Dr. Vergis’ execution and delivery of a release in a manner consistent with the requirements of the Older Workers Benefit Protection Act (Release). All lump sum payments described above will be paid on the eighth day following the Dr. Vergis’ execution and delivery of a Release (provided that such Release has not been revoked by Dr. Vergis). Any annual bonus payable to Dr. Vergis with respect to a calendar year that ended prior to that termination will be paid along with the payment of such bonuses to other employees or officers entitled to a bonus.
     Non-Compete Agreement. Dr. Vergis is bound by certain non-competition and non-solicitation covenants which extend for a period of one year following termination of employment (two years if his employment ceases due to a termination by us without Cause or due to a resignation by Dr. Vergis with Good Reason within 18 months following a Change in Control).
     Assuming Dr. Vergis’ employment terminated under each of the circumstances described above on December 29, 2006, the payments and benefits have an estimated value of:

				Value of
				Options
			Accrued,	Subject to
	Salary	Target	but Unpaid	Acceleration	Excise Tax
	Continuation	Bonus	Bonus	(1)	Gross-Up

Resignation for Good Reason	$350,000	$262,500	$—	$—	—

Termination without Cause	350,000	262,500	—	—	—

Termination due to Death	150,000 (2)	262,500	—	—	—

Termination due to Disability (3)	—	—	—	—	—

Termination following a Change of Control	700,000	525,000	—	—	$541,745 (4)

(1)	This column is intended to represent the value of unvested stock options to purchase an aggregate of 441,250 shares of Common Stock, based on the difference between the exercise price of the options and $2.23, the closing price of our Common Stock on December 29, 2006. Because the per share closing price of our Common Stock on December 29, 2006 was less than the exercise price of each option that would be subject to acceleration, no amount is shown. The actual value realized will vary depending on the date the option is exercised and the closing price of our Common Stock on such date.
(2)	This amount reflects the $350,000 lump sum otherwise payable to Dr. Vergis’ beneficiary or heir, offset, in accordance with his agreement, by the $200,000 death benefit payable under our group life plan.
(3)	Our group long-term disability plan would provide Dr. Vergis with monthly payments through age 65 of $10,000 per month. The present value of that stream of payments would exceed Dr. Vergis’ base salary and target bonus and, accordingly, in accordance with Dr. Vergis’ agreement, would fully offset the lump sum otherwise payable to him.

(4)	This amount does not reflect the value of Dr. Vergis’ two-year non-competition and non-solicitation agreement with us. Such value may be offset from the parachute payments attributed to Dr. Vergis in connection with a Change in Control. If the value of that non-competition and non-solicitation agreement is at least $451,245, no excise tax would be due under Section 4999 of the Code and no gross-up payment would be necessary.
     David A. Zopf, M.D., Debra J. Poul, A. Brian Davis, and Valerie M. Mulligan
     We are a party to a change of control agreement with each of Dr. Zopf, Ms. Poul, Mr. Davis and Ms. Mulligan. In accordance with the terms of each individual’s agreement, we are obligated to make certain payments related to the termination of his or her employment.
     Termination Without Cause. If we terminate the executive’s employment without Cause, the executive shall be entitled to:
•	a lump sum cash payment equal to six months of the then current executive’s base salary;

•	the continuation of medical benefits to the executive (and, if covered immediately prior to such termination, his or her spouse and dependents) for a period of six months commencing from the date of termination at a monthly cost to the executive equal to the employee’s monthly contribution, if any, toward the cost of such coverage immediately prior to such termination; and

•	reasonable executive outplacement services by a provider selected by the mutual agreement of us and the executive.
     The payments and benefits described above are in lieu of (and not in addition to) any other severance arrangement maintained by us.
     Termination Due to Death or Disability. If the executive’s employment is terminated due to death or Disability, the executive (or his or her representative(s), heirs, estate or beneficiaries) will be entitled to receive the payments set forth above with regard to a termination without Cause; provided, however, that any payments will be offset by the amount of benefits paid to the executive (or his or her representative(s), heirs, estate or beneficiaries) pursuant to the life insurance or long-term disability plans, policies or arrangements by virtue of the executive’s death or Disability (including, for this purpose, only that portion of such life insurance or disability benefits funded by us or by premium payments made by us).
     Termination Following a Change in Control. If the executive’s employment ceases within 12 months following a Change in Control (either as a result of a termination by us without Cause or a resignation by the executive for Good Reason), then the executive shall be entitled to:
•	a lump sum cash payment equal to the executive’s then current base salary;

•	a lump sum cash payment equal to the executive’s then current target annual bonus;

•	the continuation of medical benefits to the executive (and, if covered immediately prior to such termination, his or her spouse and dependents) for a period of one year commencing from the date of termination at a monthly cost to the executive equal to the employee’s monthly contribution, if any, toward the cost of such coverage immediately prior to such termination;

•	reasonable executive outplacement services; and

•	in the event any of the foregoing payments would result in the imposition of a parachute excise tax under Internal Revenue Code section 4999, an additional “gross-up” payment to insulate the executive from the effect of the tax.
          In addition to the foregoing, all outstanding stock options then held by the executive will immediately become vested and exercisable and will remain exercisable for 12 months following the executive’s date of termination, notwithstanding any inconsistent language in any equity incentive plan or agreement.
          Timing of Payments Following Termination. All of the payments and benefits described above are contingent upon the executive’s execution and delivery of a Mutual Release. All lump sum payments described above will be paid on the eighth day following the executive’s execution and delivery of a Release (provided that such Release has not been revoked by the executive).
          Non-Compete Agreement. Each executive is bound by certain non-competition and non-solicitation covenants, which extend for a period of one year following termination of employment.
          Assuming Dr. Zopf’s employment is terminated under each of the circumstances described above on December 29, 2006, the payments and benefits have an estimated value of:

					Value of
					Options
					Subject to
	Salary	Target	Medical	Outplacement	Acceleration	Excise Tax
	Continuation	Bonus	Benefits (1)	Services (2)	(3)	Gross-Up
Termination without Cause	$141,147	$—	$6,039	$7,000	$—	—
Termination due to Death	— (4)	—	6,039	7,000	—	—
Termination due to Disability (5)	—	—	6,039	7,000	—	—
Termination following a Change of Control	282,295	141,147	12,079	7,000	—	—

(1)	This amount represents the estimated amount of our share of the cost of medical benefits for Dr. Zopf and his eligible dependents for six or twelve months, as applicable.

(2)	This amount represents the estimated cost to us to provide Dr. Zopf with reasonable outplacement services.

(3)	This column is intended to represent the value of unvested stock options to purchase an aggregate of 92,500 shares of common stock, based on the difference between the exercise price of the options and $2.23, the closing price of our common stock on December 29, 2006. Because the per share closing price of our Common Stock on December 29, 2006 was less than the exercise price of each option that would be subject to acceleration, no amount is shown. The actual value realized will vary depending on the date the option is exercised and the closing price of our Common Stock on such date.

(4)	This amount reflects the $141,147 lump sum otherwise payable to Dr. Zopf’s beneficiary or heir, offset, in accordance with Dr. Zopf’s agreement, by the $200,000 death benefit payable under our group life insurance plan.

(5)	Our group long term disability plan would provide Dr. Zopf with monthly payments for 2 1/2 years of $10,000 per

month.	The present value of that stream of payments would exceed six months of Dr. Zopf’s base salary and, accordingly, in accordance with his agreement, would fully offset the lump sum otherwise payable to him.
          Assuming Ms. Poul’s employment is terminated under each of the circumstances described above on December 29, 2006, the payments and benefits have an estimated value of:

					Value of
					Options
					Subject to
	Salary	Target	Medical	Outplacement	Acceleration	Excise Tax
	Continuation	Bonus	Benefits (1)	Services (2)	(3)	Gross-Up
Termination without Cause	$136,050	$—	$6,039	$7,000	$—	—
Termination due to Death	— (4)	—	6,039	7,000	—	—
Termination due to Disability (5)	—	—	6,039	7,000	—	—
Termination following a Change of Control	272,100	136,050	12,079	7,000	—	—

(1)	This amount represents the estimated amount of our share of the cost of medical benefits for Ms. Poul and her eligible dependents for six or 12 months, as applicable.

(2)	This amount represents the estimated cost to us to provide Ms. Poul with reasonable outplacement services.

(3)	This column is intended to represent the value of unvested stock options to purchase an aggregate of 87,500 shares of Common Stock, based on the difference between the exercise price of the options and $2.23, the closing price of our Common Stock on December 29, 2006. Because the per share closing price of our Common Stock on December 29, 2006 was less than the exercise price of each option that would be subject to acceleration, no amount is shown. The actual value realized will vary depending on the date the option is exercised and the closing price of our Common Stock on such date.

(4)	This amount reflects the $136,250 lump sum otherwise payable to Ms. Poul’s beneficiary or heir, offset, in accordance with the terms of Ms. Poul’s agreement, by the $200,000 death benefit payable under our group life insurance plan.

(5)	Our group long-term disability plan would provide Ms. Poul with monthly payments through age 65 of $10,000 per month. The present value of that stream of payments would exceed six months of Ms. Poul’s base salary and, accordingly, in accordance with the terms of Ms. Poul’s agreement, would fully offset the lump sum otherwise payable to her.

          Assuming Mr. Davis’ employment is terminated under each of the circumstances described above on December 29, 2006, the payments and benefits have an estimated value of:

					Value of
					Options
			Medical		Subject to	Loan	Excise
	Salary	Target	Benefits	Outplacement	Acceleration	Forgiveness	Tax
	Continuation	Bonus	(1)	Services (2)	(3)	(4)	Gross-Up
Termination without Cause	$130,000	$—	$6,039	$7,000	$—	$47,941	—
Termination due to Death	— (5)	—	6,039	7,000	—	$47,941	—
Termination due to Disability (6)	—	—	6,039	7,000	—	$47,941	—
Termination following a Change of Control	260,000	130,000	12,079	7,000	—	$47,941	—

(1)	This amount represents the estimated amount of our share of the cost of medical benefits for Mr. Davis and his eligible dependents for six or 12 months, as applicable.

(2)	This amount represents the estimated cost to us to provide Mr. Davis with reasonable outplacement services.

(3)	This column is intended to represent the value of unvested stock options to purchase an aggregate of 102,500 shares of Common Stock, based on the difference between the exercise price of the options and $2.23, the closing price of our Common Stock on December 29, 2006. Because the per share closing price of our Common Stock on December 29, 2006 was less than the exercise price of each option that would be subject to acceleration, no amount is shown. The actual value realized will vary depending on the date the option is exercised and the closing price of our Common Stock on such date.

(4)	By agreement dated May 24, 2001, we agreed to lend to Mr. Davis an amount equal to the cost of tuition to pursue his MBA at the Wharton School of the University of Pennsylvania, in addition to all application, registration and other program-related fees charged by the University. The agreement provides that if Mr. Davis’s employment is terminated other than for cause prior to May 27, 2007, we will forgive repayment of the loan. In addition, we will pay to Mr. Davis an amount equal to the amount which would be necessary to place him in the same after-tax position as if the loan had not been forgiven (Loan Forgiveness Gross-Up). The value of the loan forgiveness and related tax gross-up payment as of December 29, 2006 would have been $47,941, composed of total principal and interest of $29,431 and a tax gross-up of $18,510.

(5)	This amount reflects the $130,000 lump sum otherwise payable to Mr. Davis’ beneficiary or heir, offset, in accordance with the terms of Mr. Davis’ agreement, by the $200,000 death benefit payable under our group life insurance plan.

(6)	Our group long-term disability plan would provide Mr. Davis with monthly payments for through age 65 of $10,000 per month. The present value of that stream of payments would exceed six months of Mr. Davis base salary and accordingly, in accordance with the terms of Mr. Davis’ agreement, would fully offset the lump sum otherwise payable to him.

          Assuming Ms. Mulligan’s employment is terminated under each of the circumstances described above on December 29, 2006, the payments and benefits have an estimated value of:

					Value of
					Options
					Subject to
	Salary	Target	Medical	Outplacement	Acceleration	Excise Tax
	Continuation	Bonus	Benefits (1)	Services (2)	(3)	Gross-Up
Termination without Cause	$100,000	$—	$6,039	$7,000	$—	—
Termination due to Death	— (4)	—	6,039	7,000	—	—
Termination due to Disability (5)	—	—	6,039	7,000	—	—
Termination following a Change of Control	200,000	100,000	12,079	7,000	—	—

(1)	This amount represents the estimated amount of our share of the cost of medical benefits for Ms. Mulligan and her eligible dependents for six or 12 months, as applicable.

(2)	This amount represents the estimated cost to us to provide Ms. Mulligan with reasonable outplacement services.

(3)	This column is intended to represent the value of unvested stock options to purchase an aggregate of 50,000 shares of Common Stock, based on the difference between the exercise price of the options and $2.23, the closing price of our Common Stock on December 29, 2006. Because the per share closing price of our Common Stock on December 29, 2006 was less than the exercise price of each option that would be subject to acceleration, no amount is shown. The actual value realized will vary depending on the date the option is exercised and the closing price of our Common Stock on such date.

(4)	This amount reflects the $100,000 lump sum otherwise payable to Ms. Mulligan’s beneficiary or heir, offset, in accordance with the terms of Ms. Mulligan’s agreement, by the $200,000 death benefit payable under our group life insurance plan.

(5)	Our group long term disability plan would provide Ms. Mulligan with monthly payments for through age 65 of $10,000 per month. The present value of that stream of payments would exceed six months of Ms. Mulligan base salary and accordingly, in accordance with the terms of Ms. Mulligan’s agreement, would fully offset the lump sum otherwise payable to her.
          C. Boyd Clarke
          The employment agreement, dated March 29, 2002 between us and Mr. Clarke, and the related employment relationship between us and Mr. Clarke, terminated on May 15, 2006, the effective date of the termination of his employment. He resigned as Chairman and Chief Executive Officer effective May 4, 2006. We had no obligation at that time and have no future obligation to make any payments to him with regard to the termination of his employment.

Certain Relationships and Related Transactions
          Our Audit Committee charter assigns to the Audit Committee the responsibility to review and approve all of our related-party transactions. There were no related-party transactions in 2006 with a value in excess of $120,000.
          In March 2007, as part of an approximately $43 million equity financing transaction with third parties that was unanimously approved by our Board, investment funds affiliated with Dr. Mark H. Rachesky and Brian H. Dovey, two of our directors, purchased Common Stock and warrants to purchase Common Stock for an aggregate purchase price of approximately $10 million. The participation of these funds in the equity financing was unanimously approved in advance by the Audit Committee. This amount represented approximately 23% of the entire transaction. The investment funds affiliated with Dr. Rachesky purchased approximately 2.5 million shares of Common Stock and warrants to purchase approximately 1.1 million shares of Common Stock for an aggregate purchase price of approximately $5 million. The investment funds affiliated with Mr. Dovey purchased approximately 2.5 million shares of Common Stock and warrants to purchase approximately 1.1 million shares of Common Stock for an aggregate purchase price of approximately $5 million. We do not have information available to us of the approximate dollar value of Dr. Rachesky’s and Mr. Dovey’s personal interests in this transaction.
Proposal 2 — Ratification of Appointment of Independent Registered
Public Accounting Firm
          The Audit Committee of our Board of Directors has appointed KPMG LLP as our independent registered public accounting firm to audit our financial statements as of and for the year ended December 31, 2007, and management’s assessment of our internal control over financial reporting and the effectiveness of our internal control over financial reporting as of December 31, 2007. KPMG LLP has served as our independent registered public accounting firm since April 2002. Services provided to us by KPMG LLP during 2006 are described under “Relationship with Independent Registered Public Accounting Firm” on page 12.
Vote Required and Recommendation
          The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote on this proposal is required for approval of this proposal.
          Our Board of Directors recommends that stockholders vote “FOR” ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal 2007.
          In the event that the stockholders do not ratify the appointment, the appointment will be reconsidered by the Audit Committee.
Proposal 3 —Amendment of our 2004 Equity Incentive Plan
Proposed Amendment
          At the Annual Meeting, a proposal will be presented to the stockholders to approve and adopt an amendment to our 2004 Equity Incentive Plan (the “2004 Plan”) to increase by 1,000,000 shares the number of shares of Common Stock authorized under the 2004 Plan. As of the record date for the Annual Meeting, March 16, 2007, 1,000,000 shares represented 1.8% of the outstanding shares of our Common Stock. Of the 7,374,074 shares currently authorized under the 2004 Plan, 820,637 shares have been issued pursuant to option exercises, 246,461 shares have been issued pursuant to the conversion of RSUs into shares of Common Stock, and 61,937 shares were deemed to reduce the number of shares available for issuance pursuant to net issuances of RSUs, and as such, these shares are no longer available for grant. Of the remaining 6,368,913 shares available for grant under the 2004 Plan as of March 16, 2007, options to purchase 5,203,605 shares of Common Stock were outstanding, 127,860 RSUs were outstanding, and 1,037,448 shares remained available for future grants.
          In February 2007, the Board adopted the amendment, subject to approval by our stockholders. We believe that our ability to grant equity incentives under the 2004 Plan is a valuable and necessary compensation tool that aligns the long-term financial interests of employees, non-employee directors and consultants with the financial interests of our stockholders. As a result of existing grants of stock options and RSUs and contemplated future grants of options, the need for shares available for options and RSUs has increased. We believe that grants under the 2004 Plan help us to attract, retain, and motivate qualified employees and board members, and encourages them to devote their best efforts to our business and financial success. In addition, we believe options are a meaningful compensation alternative to cash. An increase in the number of shares available for issuance under the 2004 Plan is necessary to meet these objectives. The Board of Directors believes that approval of Proposal 3 is in the best interests of Neose and its stockholders.
          The material features of the 2004 Plan as now in effect are described below. Approval of the proposal to amend the 2004 Plan requires the affirmative vote of the holders of a majority of shares present in person or represented by proxy and entitled to vote on this proposal at the Annual Meeting.
The Board of Directors recommends a vote “FOR” the proposal to amend the 2004 Plan.
Description of the 2004 Equity Incentive Plan
          The equity incentive plan requires our Board of Directors to designate a committee of two or more non-employee directors as the plan administrator. Our Compensation Committee has been designated as the plan administrator and administers the 2004 Plan. The following types of awards are available under the equity incentive plan: incentive stock options, non-qualified stock options, stock appreciation rights, restricted shares and RSUs.
          Subject to the approval of our stockholders, our Board of Directors has authorized an increase of 1,000,000 shares of stock available to be subject to future awards under the 2004 Plan. Any of those shares may be subject to incentive stock options, non-qualified stock options, stock appreciation rights, restricted shares, RSUs or any combination of any of them. Shares of Common Stock currently issuable under the 2004 Plan are covered by a registration statement on Form S-8.
     Eligibility
          All employees, non-employee directors, and consultants are eligible to receive awards under the equity incentive plan. In addition to being eligible to receive awards under the 2004 Plan generally, non-employee directors are eligible to receive automatic grants of options upon re-election at each Annual Meeting, including the first Annual Meeting at which they are first elected to our Board of Directors. As of March 16, 2007, there were approximately 48 employees and 9 non-employee directors who would be eligible to receive future awards under the 2004 Plan. In any given year, no person may be granted awards with respect to more than 1,000,000 shares of Common Stock under the equity incentive plan.
          Generally, the Compensation Committee determines which eligible employees, non-employee directors and consultants will receive awards under the 2004 Plan. However, our Board of Directors may delegate the authority to grant awards to employees who are not subject to Section 16 of the Securities Exchange Act of 1934 to a committee of one or more of our officers and/or one or more members of our Board of Directors. The Board has delegated this authority to three executive officers for the grant of options, consistent with approved option grant guidelines, to new employees who are not Section 16 officers in connection with their hiring.
     Stock Options and Stock Appreciation Rights
          The Compensation Committee may grant stock options and stock appreciation rights to eligible employees and directors under the 2004 Plan. The Compensation Committee has complete discretion to determine:
•	Which eligible individuals are to receive option grants or stock appreciation rights;

•	The time or times when option and stock appreciation rights grants are to be made;

•	The number of shares subject to, and the vesting schedule for, each option grant and stock appreciation right;

•	The designation of each stock option as either an incentive or a non-qualified stock option;

•	The maximum term for which each option grant and stock appreciation right is to remain outstanding, which term, for an incentive stock option, may not exceed ten years, and for an incentive stock option granted to a person who owns more than 10% of the voting power of the Company may not exceed five years; and

•	The exercise price for each option and stock appreciation right, which for a non-qualified stock option may not be less than 85% of the fair market value of the stock on the date of grant. If the recipient of an incentive stock option owns more than 10% of the voting power of the Company, the exercise price must be at least 110% of the fair market value on the date of grant. For all other recipients, the exercise price of an incentive stock option must be at least 100% of the fair market value on the date of grant.
          The Internal Revenue Code allows an optionee to receive incentive stock options only to the extent that the aggregate amount of incentive stock options exercisable for the first time by an optionee during any calendar year does not exceed $100,000. Any stock option that is granted to an optionee who fails to meet the criteria for an incentive stock option must be treated as a non-qualified stock option.
          For purposes of the 2004 Plan, the fair market value of the Common Stock is the closing sale price per share on the grant date as such price is reported by NASDAQ. If there is no reported closing sale price on such date, the fair market value is the closing sale price on the last preceding date for which a quotation exists. The closing sale price per share of Common Stock on March 16, 2007 was $1.97.
          Under our By-Laws, the Compensation Committee may not cancel outstanding options under the 2004 Plan in return for the grant of new options for the same or different number of option shares unless such repricing is approved by our stockholders.
          Stock appreciation rights may be issued under the 2004 Plan. Each stock appreciation right will entitle the holder to surrender the stock appreciation right for a distribution from us equal to the fair market value of a share of Common Stock less the exercise price of the stock appreciation right. The distribution may be made in cash or in shares of Common Stock, as we determine.
     Automatic Non-Employee Director Option Grants
          Under the equity incentive plan, each non-employee director, on the date he or she is first elected or appointed to the Board of Directors, will automatically be granted an option to purchase 30,000 shares of Common Stock, provided that such individual has not been previously employed by us. In addition, upon each annual re-election to the Board, each non-employee director with at least six months of Board service will automatically be granted an option to purchase an additional 10,000 shares of Common Stock.

          All automatic non-employee director option grants will be made in strict compliance with the provisions of the 2004 Plan. Accordingly, the Compensation Committee does not exercise any administrative discretion with respect to these automatic option grants. Each automatic option is immediately exercisable and has a term of 10 years, subject to earlier termination following the director’s cessation of service on the Board. Any shares purchased upon exercise of the option, however, are subject to repurchase if the director’s service as a non-employee director ceases prior to vesting of the shares. The 30,000 shares subject to an initial automatic option grant will vest in successive equal, annual installments over the director’s initial four-year period of Board service. The shares subject to each additional automatic option grant vest upon the director’s completion of one year of service on the Board of Directors, as measured from the grant date. In addition, shares subject to each outstanding option will vest immediately upon certain changes in the ownership or control of Neose.
     Restricted Shares and Restricted Stock Units
          The Compensation Committee may grant restricted shares and RSUs to eligible employees and directors under the equity incentive plan. A restricted share is a share of our Common Stock that is subject to restrictions as determined by the Compensation Committee. An RSU entitles the holder, upon satisfaction of vesting conditions, to a distribution from the Company of a share of our Common Stock (or cash payment equal to the fair market value of a share of our Common Stock) subject to restrictions as determined by the Compensation Committee. The Compensation Committee also has complete discretion to determine:
•	Which eligible individuals are to receive restricted shares and RSUs;

•	The time or times when grants of restricted shares and RSUs are to be made;

•	The consideration, if any, to be paid for the restricted shares;

•	The number of shares subject to restricted shares and RSUs; and

•	When the restrictions applicable to each restricted share and RSU will lapse.
          The restrictions applicable to restricted shares and RSUs may lapse in one or more installments over a period of service, may lapse upon the attainment by us and or the holder of certain performance milestones determined by the Compensation Committee or upon some combination of the holder’s serving for some period and the attainment of established performance goals.
     Corporate Transactions
          If we are a party to certain corporate transactions, including certain mergers or asset sales, our Board may, in its sole and absolute discretion and without the need for the consent of any optionee or other award holder, take one or more of the following actions contingent upon the occurrence of the transaction:
•	cause any or all outstanding stock options and stock appreciation rights held by plan participants affected by the transaction to become fully vested and immediately exercisable;

•	cause the restrictions on any or all outstanding restricted shares and RSUs held by participants affected by the transaction to lapse and for the restricted shares and RSUs to become non-forfeitable;

•	cancel any award held by a participant affected by the transaction in exchange for a similar award related to the common stock of any successor corporation; and

•	cancel or redeem any or all awards held by participants affected by the transaction for cash and/or other substitute consideration.
     Amendment and Termination of the Plan
          Our Board has complete and exclusive power and authority to amend, modify or terminate the 2004 Plan in any, or all, respects. No amendment, modification or early termination, however, may adversely affect the rights and obligations of awards outstanding under the 2004 Plan at the time of such amendment, modification or early termination, without the consent of the award holder. In addition, the Board may not, without stockholder approval, amend the equity incentive plan to:
•	Increase the maximum number of shares issuable under the equity incentive plan, or the maximum amount of shares for which any one individual participating in the equity incentive plan may be granted stock options, stock appreciation rights, restricted shares or RSUs for any given year;

•	Materially modify the eligibility requirements for participation; or

•	Otherwise materially increase the benefits accruing to participants.
          The 2004 Plan will terminate on tenth anniversary of either (i) the effective date of the plan or (ii) the date that any amendment increasing the number of shares subject to the plan is approved by our stockholders. The current termination date of the 2004 Plan is May 3, 2015.
Federal Income Tax Consequences of the Plan
          The following discussion summarizes the principal federal income tax consequences of the 2004 Plan based on the Internal Revenue Code and its regulations, and administrative and judicial interpretations. The summary does not address any foreign, state, or local income, or FICA, tax consequences of participation in the 2004 Plan.
     Non-Qualified Stock Options
          There generally are no federal income tax consequences to an optionee or to us upon the grant of a non-qualified stock option. Upon the exercise of a non-qualified stock option, an optionee will recognize ordinary compensation income in an amount equal to the fair market value of the shares at the time of exercise less the exercise price of the non-qualified stock option. We generally will be entitled to a corresponding federal income tax deduction. Upon the sale of shares of Common Stock that were acquired by the exercise of a non-qualified stock option, an optionee will recognize a capital gain or loss. The amount of the capital gain or loss will be equal to the difference between the amount realized upon the sale of the shares and the optionee’s adjusted tax basis in the shares of Common Stock. The optionee’s adjusted tax basis in the shares of Common Stock is equal to the exercise price plus the amount of ordinary income recognized by the optionee at the time of exercise of the non-qualified stock option. The tax rate for the capital gain will depend on the length of time the shares were held by the optionee and other factors. The tax consequences described above would not apply to a non-qualified stock option with an exercise price below the underlying stock’s fair market value on the date of grant. In light of the recent tax law change, we do not intend to grant any non qualified stock options with an exercise price below the fair market value of the shares subject to the option on the date of grant.
     Incentive Stock Options
          A recipient of an incentive stock option will not recognize taxable income, for purposes of the regular income tax, upon either the grant or exercise of the incentive stock option. Under the provisions of the Internal Revenue Code governing the alternative minimum tax, however, the exercise of an incentive stock option generally increases the recipient’s alternative minimum taxable income in the year in which an incentive stock option is exercised. The amount of the increase is equal to the fair market value of the shares of Common Stock acquired upon exercise less the stock option exercise price. Upon a qualifying disposition of shares acquired upon exercise of an incentive stock option, an optionee will recognize long-term capital gain or loss, and we will not be entitled to a corresponding federal income tax deduction. For these purposes, a qualifying disposition is defined as a disposition of shares at least two years after the incentive stock option is granted and at least one year after exercise of the incentive stock option. As a general rule, if an optionee disposes of the shares acquired upon exercise of an incentive stock option before satisfying both holding period requirements, the gain recognized on such a disposition will be taxed to the optionee as ordinary income, and we generally will be entitled to a corresponding federal income tax deduction. The amount of ordinary income is the difference between the fair market value of the shares on the date of exercise and the option exercise price. The gain, if any, in excess of the amount recognized as ordinary income on such a disqualifying disposition will be long-term or short-term capital gain, depending upon the length of time the optionee held the shares prior to the disposition.
     Stock Appreciation Rights
          A recipient of a stock appreciation right will not recognize any income upon the grant of a stock appreciation right. Upon the exercise of a stock appreciation right, the recipient will recognize ordinary compensation income in the amount of the fair market value of the shares of Common Stock or cash in lieu of such shares received upon such exercise, and we generally will be entitled to a corresponding federal income tax deduction. When the recipient sells shares acquired upon the exercise of a stock appreciation right, he or she will recognize a capital gain or loss. The amount of the capital gain or loss will be equal to the difference between the amount realized on the sale and the amount of ordinary income recognized at the time of exercise of the stock appreciation right.
     Restricted Shares
          A recipient of restricted shares normally will not recognize taxable income upon the grant of the shares, and we will not be entitled to a corresponding federal income tax deduction. When the shares either are transferable or are no longer subject to a substantial risk of forfeiture, the recipient will recognize ordinary compensation income, and we generally will be entitled to a corresponding federal income tax deduction. The amount of the ordinary compensation income will be equal to the difference between the fair market value of the Common Stock at that time and any amount paid by the recipient for the shares. Upon the recipient’s sale of shares of Common Stock that were issued as restricted shares, the recipient will recognize a capital gain or loss. The amount of the capital gain or loss will be equal to the difference between the amount realized upon the sale of the shares and the recipient’s adjusted tax basis in the shares of Common Stock. The recipient’s adjusted tax basis in the shares of Common Stock is equal to the amount, if any, paid by the recipient for the shares, plus the amount of ordinary income recognized by the recipient upon the lapse of the restrictions applicable to the shares. The tax rate for the capital gain will depend on the length of time the shares were held by the recipient and other factors.
          A recipient may elect to recognize ordinary compensation income in the year the restricted shares are awarded to him or her, despite the restrictions on the shares, and, if such an election is made, we generally will be entitled to a corresponding federal income tax deduction at that time. The amount of ordinary compensation income recognized in connection with such an election will be equal to the difference between the fair market value of the Common Stock at the time of grant and any amount paid for the shares. If such an election is made, there generally are no federal income tax consequences to the restricted share recipient or to us upon the lapse of restrictions on the restricted shares.
     Restricted Share Units
          A recipient of an RSU will not recognize any income upon the grant of an RSU. When payment in respect of an RSU is made, the recipient will recognize ordinary compensation income in the amount of the fair market value of the shares of Common Stock received (or any cash received in lieu thereof), and we generally will be entitled to a corresponding federal income tax deduction. When the recipient sells any shares acquired as payment in respect of RSUs, he or she will recognize a capital gain or loss. The amount of the capital gain or loss will be equal to the difference between the amount realized on the sale and the amount of ordinary income recognized in connection with the initial receipt of the shares.

     Payment of Withholding Taxes
          Our obligation to deliver shares of Common Stock in respect of any the exercise of any stock option or stock appreciation right or any restricted share or RSU grant and our obligation to pay any other amounts under the equity incentive plan is subject to the satisfaction of all applicable income and employment tax withholding requirements. In some circumstances, we permit plan participants to remit directly to the appropriate taxing authority the amount of his or her withholding tax obligations.
Plan Benefits
          The benefits and amounts that may be received in the future by persons eligible to participate in the equity incentive plan are not currently determinable, except as to those future automatic grants to be awarded to non-employee directors as automatic option grants.
Equity Compensation Plan Information
          The following table gives information about our Common Stock that may be issued upon the exercise of options, warrants and rights or the conversion of RSUs under all of our existing equity compensation plans as of December 31, 2006. The table does not include the additional shares that may become issuable under the 2004 Plan if Proposal 3 is approved by our stockholders at the Annual Meeting.

	Number of securities		Number of securities
	to be issued upon	Weighted-average	remaining available for
	exercise of outstanding	exercise price of	future issuance under
	options, warrants and	outstanding options,	equity compensation
	rights and delivery of	warrants, rights, and	plans (excluding securities
Plan Category	shares underlying RSUs	RSUs	reflected in second column)
Equity compensation plans approved by securityholders	5,331,465	$8.70	1,037,448
Equity compensation plans not approved by securityholders	487,520	$32.05	—
Total	5,818,985	$10.65	1,037,448
Option Grants Under Plans Not Approved by Stockholders
          On March 29, 2002, our Board approved a grant to C. Boyd Clarke in connection with his appointment as President and Chief Executive Officer of a non-qualified stock option to purchase 487,520 shares of Common Stock. The option grant to Mr. Clarke is not pursuant to the stock option plan and has not been submitted to, and is not required to be submitted to, the stockholders for approval. The option is fully-vested and exercisable for a period of up to ten years at a price of $32.05 per share, which was the fair market value of the underlying stock on the date of grant. The option will cease to be exercisable 90 days after the termination of Mr. Clarke’s service as a member of our Board.
Proposal 4 —Amendment of Our Certificate of Incorporation
Proposed Amendment
          Our Board of Directors believes that it is in our best interest to amend our certificate of incorporation to (i) increase the number of shares of our Common Stock we are authorized to issue from 75,000,000 shares to 150,000,000 shares and (ii) increase the number of shares of our Series A Junior

Participating Preferred Shares we are authorized to issue from 300,000 shares to 1,500,000 shares ((i) and (ii) collectively are referred to as the “Authorized Shares Amendment”). If the Authorized Shares Amendment is approved, the additional 75,000,000 shares of Common Stock will be available for issuance from time to time as may be deemed advisable or required for various purposes, principally in connection with financing transactions, the reservation of Common Stock for equity awards to employees, officers, directors and consultants, and the additional 1,200,000 shares of Series A Junior Participating Preferred Shares will be reserved for issuance pursuant to Amended and Restated Rights Agreement, dated as of December 3, 1998 by and between us and American Stock Transfer and Trust Company, as amended (the “Rights Plan”). Except for options and warrants currently outstanding, we do not have any present plan, understanding, arrangement, commitment or agreement regarding the issuance of our Common Stock or Series A Junior Participating Preferred Shares after the proposed increase in our authorized shares.
          As of March 16, 2007, 54,387,843 of the 75,000,000 shares authorized Common Stock and none of the 300,000 shares of Series A Junior Participating Preferred Shares were issued and outstanding. Of the remaining authorized shares of Common Stock, 2,335,396 shares of Common Stock were reserved for issuance upon the exercise of outstanding options that were granted under our 1995 Amended and Restated Stock Option/Stock Issuance Plan, 2,996,069 shares of Common Stock were reserved for issuance upon the exercise of outstanding options and RSUs under the 2004 Plan, and 487,520 shares of Common Stock were reserved for issuance upon the exercise of outstanding options that were granted outside of either of these plans. Furthermore, an additional 1,037,448 shares have been set aside to support the issuance of future equity-based awards under the 2004 Plan and 9,636,950 shares have been reserved for issuance upon the exercise of the warrants sold in our March 2007 financing. All authorized shares of our Series A Junior Participating Preferred Shares have been reserved for issuance pursuant to the Rights Plan.
          Subject to our continued eligibility, we may sell from time to time shares of Common Stock under the Registration Statements on Form S-3 filed with the SEC and numbered 333-106327 and 333-121112 (collectively, the Shelf Registration Statements) having a total offering price, in aggregate, of up to $61,854,354.
          The Authorized Shares Amendment will permit our Board of Directors to authorize the issuance of shares of Common Stock without the necessity and related costs and delays of either calling a special stockholders’ meeting or waiting for the regularly scheduled annual meeting of stockholders in order to increase the authorized capital. Our Board believes that the Authorized Shares Amendment is desirable to maintain our flexibility in connection with offerings of Common Stock to raise capital and to provide for grants of options, RSUs and other equity-based awards under our 2004 Plan. Our Board will determine the terms of any issuance of the additional shares of Common Stock. The Authorized Shares Amendment will also ensure we have enough authorized shares of Series A Junior Participating Preferred Shares reserved for issuance pursuant to the Rights Plan.
          If this proposal is approved, all or any of the authorized shares may be issued without further stockholder action (unless such approval is required by applicable law or regulatory authorities) and without first offering those shares to the stockholders for subscription. The issuance of Common Stock in any manner other than on a pro-rata basis to all stockholders would reduce the proportionate interest in the Company of each stockholder. Our stockholders have no preemptive rights to subscribe for additional shares of Common Stock when issued.
          We have not proposed the increase in the authorized number of shares of our Common Stock with the intention of using the additional shares for anti-takeover purposes, although we could, theoretically, use the additional shares of Common Stock to make more difficult or discourage an attempt to acquire control of the Company. The proposed increase in the authorized number of Series A Junior Participating Preferred Shares, to the extent such shares remain issuable under the Rights Plan, will have the effect of discouraging unfriendly takeover attempts by third parties, since the Rights Plan (also known as a “poison pill”) was designed primarily for that purpose.

          If the Authorized Shares Amendment is approved, Article IV(A) of our certificate of incorporation will be amended to read as follows.
ARTICLE IV.
     A. This corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the corporation is authorized to issue is 155,000,000 shares. 150,000,000 shares, par value $0.01 per share, shall be Common Stock and 5,000,000 shares, par value $0.01 per share, shall be Preferred Stock. 1,500,000 shares of the Preferred Stock shall be designated Series A Junior Participating Preferred Shares.
          If this proposal is approved, the Authorized Shares Amendment will be implemented by filing an amendment to our Fourth Amended and Restated Certificate of Incorporation (the “Fifth Amendment”) with the Secretary of State of the State of Delaware. A draft of the proposed Amendment is attached as Exhibit A to this Proxy Statement.
Vote and Recommendation
          The affirmative vote of the holders of a majority of the outstanding shares of Common Stock on the record date is required for approval of Proposal 4.
Our Board of Directors unanimously recommends a vote “FOR” the approval of the proposed amendment to our certificate of incorporation.
Requirements for Advance Notification of Nominations
and Stockholder Proposals
Advance Notice Requirements for Next Year’s Annual Meeting
          Under Section 11 of Article II of our By-Laws, you may nominate a person for election as a director or propose business to be considered at next year’s annual meeting if you:
•	Are a holder of record at the time of giving the notice described below;

•	Are entitled to vote at next year’s annual meeting of stockholders; and

•	Deliver a written notice of intent to make a nomination or proposal to our Corporate Secretary at our executive offices. You must deliver the written notice of intent, which must contain the relevant information described below, between December 6, 2007 and January 5, 2008. If the date of next year’s annual meeting is earlier than April 4, 2008 or later than July 3, 2008, however, your written notice of intent must be delivered between the 90th day before next year’s annual meeting and the later of:
—	The 60th day before next year’s annual meeting; or

—	The 10th day after our first public announcement of next year’s annual meeting date.
          If our Board of Directors decides to propose, for next year’s annual meeting, an increase in the number of directors, the advance notice requirements will differ from those described above if we fail to make a timely public announcement of the proposal. Our public announcement must be made as described in our By-Laws, and must either name all of the nominees for director or specify the new size of the Board of Directors. To be considered timely, our first public announcement of such a proposal must be made:

•	By February 23, 2008, if the date of next year’s annual meeting is between April 3, 2008 and July 2, 2008; or

•	By 70 days before next year’s annual meeting, if the date of next year’s annual meeting is earlier than April 3, 2008 or later than July 2, 2008.
          If we fail to meet the applicable deadline for making a timely public announcement, and you would like to nominate individuals for the new position(s) created by the increase, you must deliver your written notice of intent by no later than the 10th day after our first public announcement. Your written notice of intent may nominate individuals only for new position(s) created by the increase, and must contain the information described below.
Requirements for a Written Notice of Intent
          Your written notice of intent to make a nomination or proposal must contain your name, address, and the number of each class of our shares you own beneficially and of record. If you are delivering the written notice of intent on behalf of a beneficial owner of our shares, the written notice of intent also must contain the beneficial owner’s name, address, and the number of each class of our shares held beneficially and of record. Your written notice of intent also must include:
•	As to each person you propose to nominate for election or re-election as a director, the nominee’s written consent to be named in the proxy statement as a nominee and to serve as a director if elected.

•	As to any other business you propose to bring before the meeting:
—	A brief description of the business;

—	The reasons for conducting the business at the meeting; and

—	Your material interest in the business, or the material interest in the business of the beneficial owner, if any, on whose behalf the proposal is made.
Other Requirements
          You also must comply with all applicable requirements of the Securities Exchange Act of 1934 for nominations of directors and proposals of business to be conducted at stockholder meetings. If you have not complied with the procedures described above, the chairman of a meeting may refuse to acknowledge your nomination or proposal. These procedures will not be deemed to affect any of your rights under Rule 14a-8 under the Securities Exchange Act of 1934 to request inclusion of proposals in our proxy statements.
Additional Information
Annual Report on Form 10-K
          Rules of the SEC require us to provide our annual report to stockholders for fiscal year 2006 to each stockholder who receives this proxy statement. We provide an Annual Report, which includes our Annual Report on Form 10-K for the fiscal year ended December 31, 2006. We will also provide copies of the same material to brokers, dealers, banks, voting trustees and their nominees for the benefit of their beneficial owners of record. Additional copies of the Annual Report and Annual Report on Form 10-K are available without charge to stockholders upon written request to Debra J. Poul, our Corporate Secretary, at the address of the Company appearing on the first page of this Proxy Statement.

Householding Information
          The SEC has adopted rules that permit companies and intermediaries, such as brokers, to satisfy delivery requirements for proxy statements with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders and cost savings for companies. We and some brokers household proxy materials, delivering a single proxy statement to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, or if you are receiving multiple copies of the proxy statement and wish to receive only one, please notify your broker if your shares are held in a brokerage account or our agent, ADP, if you hold registered shares. You can notify ADP by sending a written request to: ADP, Householding Department, 51 Mercedes Way, Edgewood, NY 11717, or by calling ADP at (800) 542-1061.

Exhibit A
FIRST AMENDMENT
OF THE
FOURTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
NEOSE TECHNOLOGIES, INC.
          Neose Technologies, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “General Corporation Law”).
          DOES HEREBY CERTIFY:
          FIRST: That the Board of Directors of the Corporation duly adopted a resolution declaring advisable the amendment to the Fourth Amended and Restated Certificate of Incorporation of the Corporation filed on July 11, 2006 with the Secretary of State of Delaware (the “Certificate”) and submitting the same to the stockholders of the Corporation for approval. The Resolutions setting forth the proposed amendment are as follows:
RESOLVED, that the Certificate shall be amended by deleting in its entirety, subsection A of Article IV, and replacing it with the following:
This corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the corporation is authorized to issue is 155,000,000 shares. 150,000,000 shares, par value $0.01 per share, shall be Common Stock and 5,000,000 shares, par value $0.01 per share, shall be Preferred Stock. 1,500,000 shares of the Preferred Stock shall be designated Series A Junior Participating Preferred Shares
          SECOND: That the stockholders of the Corporation approved the aforementioned amendments at a duly called meeting of stockholders held on May 4, 2007.
          THIRD: That the amendments were duly adopted in accordance with the provisions of Section 242 of the General Corporation Law.
          Neose Technologies, Inc., has caused this certificate to be signed this ___ day of ___, 2007.

Neose Technologies, Inc.
By:
Name:
Title:

Neose Technologies, Inc.
PROXY FOR ANNUAL MEETING OF STOCKHOLDERS — May 4, 2007
This Proxy is solicited by the Board of Directors of the Company
The undersigned stockholder of Neose Technologies, Inc. hereby appoints George J. Vergis, Ph.D., President and Chief Operating Officer, A. Brian Davis, Senior Vice President and Chief Financial Officer, and Debra J. Poul, Senior Vice President, General Counsel and Corporate Secretary, and each of them, with full power of substitution, proxies to vote the shares of stock that the undersigned could vote if personally present at the Annual Meeting of Stockholders of Neose Technologies, Inc. to be held at the Company’s headquarters at 102 Rock Road, Horsham, PA 19044, on May 4, 2006, at 9:00 A.M. (Eastern Daylight Time), or any adjournment thereof.
UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF DIRECTORS NAMED IN PROPOSAL 1 AND “FOR” PROPOSALS 2, 3 AND 4.
THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE NOTICE OF ANNUAL MEETING OF STOCKHOLDERS AND RELATED PROXY STATEMENT.
(Continued and to be signed on reverse side)

[logo]
Neose Technologies, Inc.
102 Rock Road
Horsham, PA 19044
VOTE BY INTERNET — www.proxyvote.com
Use the internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Daylight Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by Neose Technologies, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the internet. To sign up for electronic delivery, please follow the instructions above to vote using the internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return to Neose Technologies, Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.
Please date, sign and mail your proxy card back as soon as possible.
TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
THIS PROXY CARD IS ONLY VALID WHEN SIGNED AND DATED
NEOSE TECHNOLOGIES, INC.
Vote on Directors

1. ELECTION OF DIRECTORS	For All	Withhold All	For All Except

NOMINEES:	☐	☐	☐

01) L. Patrick Gage 02) Brian H. Dovey 03) William F. Hamilton 04) Douglas J. MacMaster, Jr.	05) H. Stewart Parker 06) Mark H. Rachesky 07) George J. Vergis

To withhold authority to vote for an individual nominee, MARK “For All Except” and write the nominee’s number on the line below.

2. PROPOSAL TO RATIFY THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2007.

FOR	AGAINST	ABSTAIN
☐	☐	☐
3. PROPOSAL TO APPROVE AN AMENDMENT TO OUR 2004 EQUITY INCENTIVE PLAN TO INCREASE THE NUMBER OF SHARES ISSUABLE UNDER THE PLAN BY 1,000,000 (WHICH REPRESENTS 1.8% OF THE SHARES OF COMMON STOCK OUTSTANDING AS OF MARCH 16, 2007).

FOR	AGAINST	ABSTAIN
☐	☐	☐
4. PROPOSAL TO APPROVE AN AMENDMENT OF OUR CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK AUTHORIZED FOR ISSUANCE BY THE COMPANY FROM 75,000,000 SHARES TO 150,000,000 SHARES AND TO INCREASE THE NUMBER OF SERIES A JUNIOR PARTICIPATING PREFERRED SHARES AUTHORIZED FOR ISSUANCE BY US FROM 300,000 SHARES TO 1,500,000 SHARES.

FOR	AGAINST	ABSTAIN
☐	☐	☐
5. IN THEIR DISCRETION UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.
THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE NOTICE OF ANNUAL MEETING OF STOCKHOLDERS AND THE RELATED PROXY STATEMENT.
Note: Please date and sign exactly as your name appears on the envelope in which this material was mailed. If shares are held jointly, each stockholder should sign. Executors, administrators, trustees, etc. should use full title, and if more than one, all should sign. If the stockholder is a corporation, please sign full corporate name by an authorized officer. If the stockholder is a partnership, please sign full partnership name by an authorized person.

Date:
Signature

Date:
Signature (Joint Owners)